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Exhibit 99.1

UPDATES TO BUSINESS DESCRIPTION

        References in this section to "we", "our", "us", the "Company", or "UHS" generally refer to Universal Hospital Services, Inc. and its consolidated subsidiaries.

UHS

        UHS is a leading nationwide provider of end-to-end healthcare technology management and service solutions to the United States healthcare industry. We provide customers with access to high quality healthcare technology and implement comprehensive medical equipment management and service solutions to reduce capital and operating expenses, increase medical equipment and staff productivity and support improved patient safety and outcomes.

        UHS commenced operations in 1939, originally incorporated in Minnesota in 1954 and reincorporated in Delaware in 2001. All of our outstanding capital stock is owned by UHS Holdco, Inc. ("UHS Holdco"), which acquired the Company in a recapitalization in May 2007. UHS Holdco is controlled by affiliates of Irving Place Capital.

        As of June 30, 2018, UHS owned or managed more than 800,000 units of medical equipment consisting of over 350,000 units of owned medical equipment and over 450,000 units of customer-owned equipment. UHS's diverse customer base includes approximately 7,000 active national, regional and local acute care hospitals and alternate site providers (such as long-term acute care hospitals, skilled nursing facilities, surgery centers, specialty hospitals and home care providers). UHS also has relationships with more than 200 medical device manufacturers, many of the nation's largest group purchasing organizations ("GPOs") and many health system integrated delivery networks ("IDNs"). UHS delivers its solutions through its nationwide network of 86 service centers and five Centers of Excellence. UHS's fees are paid directly by its customers rather than by direct reimbursement from third-party payors, such as private insurers, Medicare or Medicaid.

        Historically, UHS reported under three segments: Medical Equipment Solutions, Clinical Engineering Solutions and Surgical Services. Medical Equipment Solutions ("MES") included supplemental and peak needs equipment usage solutions, customized equipment agreement solutions, 360 On-site equipment management solutions, specialty medical equipment sales, distribution and disposable sales. Clinical Engineering Solutions ("CES") included supplemental maintenance, repair and remediation solutions, on-site biomed services, healthcare technology solutions, federal governmental services and clinical engineering capital sales. Surgical Services ("SS") included on-demand and scheduled equipment usage solutions, on-site solutions for hospital and multi-facility health systems, and disposable only sales.

        Effective January 1, 2018, UHS changed its segment reporting to report its financial information under one reporting segment. The change in reporting was made to conform to the way UHS currently manages and executes the strategy and operations of the business. Specifically, the chief operating decision maker ("CODM") makes operating decisions and assesses performance using discrete financial information from one reportable segment, as UHS resources and infrastructure are shared, and as its go-to-market strategy has evolved with the introduction and validation of its Equipment Value Management ("EVM") solution strategy. Current financial information is based upon the transformation of the business model and the development of the company's commercial framework, EVM—an end-to-end approach to medical equipment management that helps hospitals recover cost and time that today are wasted through inefficient medical equipment processes. EVM integrates customers supply chain, patient care and clinical engineering teams, connecting these siloed groups to streamline processes to improve stakeholder productivity and satisfaction while optimizing equipment utilization and lowering the total cost of ownership. EVM provides the customer with the equipment they need, when they need it, with assurances that the assets serviced to the highest quality standards in the industry. EVM combines the capabilities of all UHS service offerings. Further, UHS maintains a similar compliment of services, type of customer for its services, method of distribution for its services, and operates within a similar regulatory environment the United States. Accordingly, UHS migrated to a consolidated, single-segment reporting model that reflects its strategy and business operations. Finally, UHS analyzed its goodwill for potential impairment before and after the change in segments and concluded that there was no impairment.

        The presentation of one reporting segment resulted in disaggregated revenue categories of Equipment Solutions, which includes supplemental and peak needs usage solutions, surgical services on-demand and scheduled usage solutions, specialty medical equipment sales, distribution and disposable sales, clinical engineering capital sales and surgical disposable only sales. Clinical Engineering includes supplemental maintenance, repair and remediation solutions, on-site biomed services, healthcare technology solutions and federal governmental services. On-site Managed Services includes 360 On-site managed solutions and surgical services on-site solutions for hospital and multi-facility health systems.

        UHS operates in one geographic region—the United States. As UHS now reports as one segment which equals its total results as reflected in the Consolidated Statement of Operations, restatement of prior periods was not necessary.

        UHS's service solutions consist of Equipment Solutions, Clinical Engineering Solutions and On-site Managed Services.

        Equipment Solutions:    UHS Equipment Solutions primarily provides supplemental, peak need and per-case rental of general biomedical, specialty, and surgical equipment to approximately 7,000 acute care hospitals and alternate site providers in the U.S., including some of the nation's premier healthcare institutions. UHS contracts for Equipment Solutions services directly with customers or through our contractual arrangements with the preeminent GPOs supplying hospital systems and alternate site facilities. UHS consistently achieves high customer satisfaction ratings for excellent service by delivering patient-ready equipment within our contracted equipment delivery times and by providing technical support and educational in-servicing for equipment as needed in clinical departments, including the emergency room, operating room, intensive care, rehabilitation and general patient care areas. UHS is committed to providing the highest quality of equipment to our customers, and we do so through the use of our comprehensive quality management system (QMS) based on the quality standards recognized worldwide for medical devices: 21 CFR 820 and ISO 13485:2016. This commitment ensures its customers have access to patient-ready equipment in support of provider goals to ensure optimal patient safety and outcomes.

        Clinical Engineering Solutions:    UHS Clinical Engineering Solutions provides maintenance, repair and remediation solutions for all types of medical equipment—including general biomedical equipment and diagnostic imaging equipment—through supplemental and outsourced offerings. UHS's supplemental offering helps customers manage their equipment backlog, assist with remediation and regulatory reporting and temporarily fill open positions. With its outsourced offering, UHS assumes full management, staffing and clinical engineering service responsibilities for individual or system-wide customer sites. The outsourced model deploys a dedicated, on-site team to coordinate the management of customer-owned equipment utilizing UHS proprietary information systems, third party vendors of services and parts, and a broad range of professional services for capital equipment planning and regulatory compliance. UHS can leverage more than 400 technical resources from our 86 local market service centers and five Centers of Excellence to flex staff in and out of customer facilities on an as-needed basis, ensuring customers pay only for time spent directly servicing their equipment by an appropriately qualified technician. UHS utilizes flex staffing for our supplemental clinical engineering solution, and to augment support when additional technicians are needed to supplement our outsourced solution during peak work load. UHS contracts its Clinical Engineering Solutions with acute care and alternate site facilities across the U.S., as well as with the federal government and many medical device manufacturers that require its broad logistical footprint to support large-scale service needs. UHS conducts over one million service events on clinical medical devices each year.

        On-site Managed Services:    UHS On-site Managed "360" Services are comprehensive programs that assume full responsibility for the management, processing and logistics of medical equipment at customer facilities and Integrated Delivery Networks (IDNs), with the added benefit of enhancing equipment utilization and freeing up non-value added clinician time for patient care. This solution monitors and adjusts equipment quantities to meet fluctuations in patient census and acuity. UHS employees work on-site in customer facilities, augmenting clinical support by integrating proven equipment management processes, utilizing our proprietary management software and conducting daily rounds and unit-based training to ensure equipment is being used properly to optimize day-to-day operations and care outcomes. UHS assumes full responsibility for ensuring equipment is available when and where it is needed, removing equipment when no longer in use, and decontaminating, testing and servicing equipment as needed between each patient use. UHS provides On-site Managed Services in both our legacy Asset360 (A360) programs (utilizing UHS-owned equipment) and our faster growing Managed360 (M360) programs (managing customer-owned equipment).

 UPDATES TO MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Any reference in this section to "UHS", "we", "our", or "us" refers to Universal Hospital Services, Inc. and its consolidated subsidiaries.

Our Company

        UHS is a leading nationwide provider of end-to-end healthcare technology management and service solutions to the United States healthcare industry. We provide our customers access to high quality healthcare technology and implement comprehensive medical equipment management and service solutions to reduce capital and operating expenses, increase medical equipment and staff productivity and support improved patient safety and outcomes.

        UHS commenced operations in 1939, originally incorporated in Minnesota in 1954 and reincorporated in Delaware in 2001. All of our outstanding capital stock is owned by UHS Holdco, Inc., which acquired UHS in a recapitalization in May 2007. UHS Holdco, Inc. is controlled by affiliates of Irving Place Capital.

        As of December 31, 2017, we owned or managed more than 800,000 units of medical equipment consisting of over 350,000 units of owned medical equipment and over 450,000 units of customer-owned equipment. Our diverse customer base includes approximately 7,000 active national, regional and local acute care hospitals and alternate site providers (such as long-term acute care hospitals, skilled nursing facilities, surgery centers, specialty hospitals and home care providers). We also have relationships with more than 200 medical device manufacturers, many of the nation's largest group purchasing organizations and many health system integrated delivery networks. We deliver our solutions through our nationwide network of 86 service centers and five Centers of Excellence. Our fees are paid directly by our customers rather than by direct reimbursement from third-party payors, such as private insurers, Medicare or Medicaid.

        Historically, UHS reported under three segments. Medical Equipment Solutions included supplemental and peak needs usage solutions, customized equipment agreement solutions, 360 On-site managed solutions, specialty medical equipment sale, distribution and disposable sales. Clinical Engineering Solutions included supplemental maintenance, repair and remediation solutions, on-site biomed services, healthcare technology solutions, federal governmental services and clinical engineering capital sales. Surgical Services included on-demand and scheduled usage solutions, on-site solutions for hospital and multi-facility health systems and disposable only sales.

        Effective January 1, 2018, UHS changed its segment reporting to report its financial information under one reporting segment. The change in reporting was made to conform to the way UHS currently manages and executes the strategy and operations of the business. Specifically, the chief operating decision maker makes operating decisions and assesses performance using discrete financial information from one reportable segment, as UHS resources and infrastructure are shared, and as its go-to-market strategy has evolved with the introduction and validation of its Equipment Value Management solution strategy. Current financial information is based upon the transformation of the business model and the development of the company's commercial framework, EVM—an end-to-end approach to medical equipment management that helps hospitals recover cost and time that today are wasted through inefficient medical equipment processes. EVM integrates customers supply chain, patient care and clinical engineering teams, connecting these siloed groups to streamline processes to improve stakeholder productivity and satisfaction while optimizing equipment utilization and lowering the total cost of ownership. EVM provides the customer with the equipment they need, when they need it, with assurances that the assets serviced to the highest quality standards in the industry. EVM combines the capabilities of all UHS service offerings. Further, UHS maintains a similar compliment of services, type of customer for its services, method of distribution for its services, and operates within a similar regulatory environment the United States. Accordingly, UHS migrated to a consolidated, single-segment reporting model that reflects its strategy and business operations. Finally, UHS analyzed its goodwill for potential impairment before and after the change in segments and concluded that there was no impairment.

        The presentation of one reporting segment resulted in disaggregated revenue categories of Equipment Solutions, which includes supplemental and peak needs usage solutions, surgical services on-demand and scheduled usage solutions, specialty medical equipment sales, distribution and disposable sales, clinical engineering capital sales and surgical disposable only sales. Clinical Engineering includes supplemental maintenance, repair and remediation solutions, on-site biomed services, healthcare technology solutions and federal governmental services. On-site Managed Services includes 360 On-site managed solutions and surgical services on-site solutions for hospital and multi-facility health systems.

        UHS operates in one geographic region—the United States. As UHS now reports as one segment which equals its total results as reflected in the Consolidated Statement of Operations, restatement of prior periods was not necessary.

        UHS's service solutions consist of Equipment Solutions, Clinical Engineering Solutions and On-site Managed Services.

        Equipment Solutions:    UHS Equipment Solutions primarily consists of providing supplemental, peak need and per-case rental of general biomedical, specialty, and surgical equipment to approximately 7,000 acute care hospitals and alternate site providers in the U.S., including some of the nation's premier healthcare institutions. We contract for Equipment Solutions services directly with customers or through our contractual arrangements with the preeminent GPOs supplying hospital systems and alternate site facilities. UHS consistently achieves high customer satisfaction ratings for excellent service by delivering patient-ready equipment within our contracted equipment delivery times and by providing technical support and educational in-servicing for equipment as needed in clinical departments, including the emergency room, operating room, intensive care, rehabilitation and general patient care areas. UHS is committed to providing the highest quality of equipment to our customers, and we do so through the use of our comprehensive quality management system (QMS) based on the quality standards recognized worldwide for medical devices: 21 CFR 820 and ISO 13485:2016. This commitment ensures our customers have access to patient-ready equipment in support of provider goals to ensure optimal patient safety and outcomes.

        Clinical Engineering Solutions:    UHS Clinical Engineering Solutions consist of maintenance, repair and remediation solutions for all types of medical equipment—including general biomedical equipment and diagnostic imaging equipment—through supplemental and outsourced offerings. Our supplemental offering helps customers manage their equipment backlog, assist with remediation and regulatory reporting and temporarily fill open positions. With our outsourced offering, UHS assumes full management, staffing and clinical engineering service responsibilities for individual or system-wide customer sites. The outsourced model deploys a dedicated, on-site team to coordinate the management of customer-owned equipment utilizing UHS proprietary information systems, third party vendors of services and parts, and a broad range of professional services for capital equipment planning and regulatory compliance. UHS can leverage more than 400 technical resources from our 86 local market service centers and five Centers of Excellence to flex staff in and out of customer facilities on an as-needed basis, ensuring customers pay only for time spent directly servicing their equipment by an appropriately qualified technician. UHS utilizes flex staffing for our supplemental clinical engineering solution, and to augment support when additional technicians are needed to supplement our outsourced solution during peak work load. We contract our Clinical Engineering Solutions with acute care and alternate site facilities across the U.S., as well as with the federal government and many medical device manufacturers that require our broad logistical footprint to support large-scale service needs. UHS conducts over one million service events on clinical medical devices each year.

        On-site Managed Services:    UHS On-site Managed "360" Services are comprehensive programs that assume full responsibility for the management, processing and logistics of medical equipment at customer facilities and Integrated Delivery Networks (IDNs), with the added benefit of enhancing equipment utilization and freeing up non-value added clinician time for patient care. This solution monitors and adjusts equipment quantities to meet fluctuations in patient census and acuity. UHS employees work on-site in customer facilities, augmenting clinical support by integrating proven equipment management processes, utilizing our proprietary management software and conducting daily rounds and unit-based training to ensure equipment is being used properly to optimize day-to-day operations and care outcomes. UHS assumes full responsibility for ensuring equipment is available when and where it is needed, removing equipment when no longer in use, and decontaminating, testing and servicing equipment as needed between each patient use. UHS provides On-site Managed Services in both our legacy Asset360 (A360) programs (utilizing UHS-owned equipment) and our faster growing Managed360 (M360) programs (managing customer-owned equipment).

Critical Accounting Policies

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Management bases these estimates on historical experience and other assumptions believed to be reasonable under the circumstances. However, actual results could differ from these estimates. Management believes the critical accounting policies and areas that require more significant judgments and estimates used in the preparation of our consolidated financial statements to be:

  •
  recoverability and valuation of long-lived assets, goodwill and intangible assets;

  •
  potential litigation liabilities; and

  •
  income taxes.

        For goodwill and indefinite-lived intangible assets, including trade names, we review for impairment annually and upon the occurrence of certain events as required by ASC Topic 350, "Intangibles—Goodwill and Other." Indefinite-lived intangible assets are tested at least annually for impairment and more frequently if events or changes in circumstances indicate that the asset might be impaired. We adopted ASU 2017-04, Simplifying the Test for Goodwill Impairment during the fourth quarter of 2017. Under the updated guidance, the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment is eliminated. Instead, entities must disclose the amount of goodwill allocated to each reporting unit with zero or negative carrying amounts and the related reportable segment. We review goodwill for impairment by comparing the fair value of a reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value. No impairments were recognized in 2017, 2016 or 2015 related to goodwill.

        At December 31, 2016, our reporting units fair value exceeded the negative carrying value by approximately $752.0, $179.5 and $172.1 million for MES, CES and SS, respectively. The negative carrying value of our reporting units at December 31, 2016 was $(43.4), $(7.5) and $(8.6) million for MES, CES, and SS, respectively. The fair value of our reporting units are determined using both the market approach and income approach. Under the market approach, we used the guideline public company method and guideline transaction method, where transaction prices and resulting valuation multiples are calculated based upon transactions involving the public market and companies similar to UHS. Under the income approach, we used the discounted cash flow method with a weighted average cost of capital based on UHS's capital structure. There are no potential events and/or changes in circumstances that could reasonably be expected to negatively affect the key assumptions.

        Fair value calculations contain significant judgments and estimates related to each reporting unit's projected weighted average cost of capital, growth, profitability and cash flows. Management considers each reporting unit's historical financial results, current financial condition and outlook for financial operating performance. These estimates are impacted by variable factors, including economics of the industry and competitive market position. We have sufficient current and historical information available to support our judgments and estimates. However, if actual results are not consistent with our estimates, future operating results may be materially impacted.

        We review indefinite-lived intangible assets for impairment by first assessing qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired. If, after assessing the totality of events and circumstances, we conclude that it is not more likely than not that the indefinite-lived intangible asset is impaired, then we take no further action. No impairments were recognized in 2017, 2016 or 2015 related to indefinite-lived intangible assets.

        For property and equipment and amortizable intangible assets, impairment is evaluated when an event (such as those noted in ASC Topic 360, "Property, Plant, and Equipment") is indicated. This evaluation is conducted at the lowest level of identifiable cash flows. If there is an indication of impairment based on this evaluation of undiscounted cash flows versus carrying value, impairment is measured based on the estimated fair value of the long-lived or amortizable asset in comparison to its carrying value. Our amortizable intangible assets consist of the following discrete items: customer relationships, a supply agreement, technology databases, non-compete agreements and favorable lease agreements. For property and equipment, primarily movable medical equipment, we continuously monitor specific makes/models for events such as product recalls or obsolescence. We recorded asset impairment charges of $3.3 million in 2015. No impairment was recognized in 2017 and 2016 related to property and equipment and amortizable intangible assets.

        UHS, from time to time, may become involved in litigation arising out of operations in the normal course of business. Accruals for loss contingencies associated with these matters are made when it is determined that a liability is probable and the amount can be reasonably estimated. The assessment of the probable liabilities is based on the facts and circumstances known at the time that the consolidated financial statements are being prepared. For cases in which it is determined that a liability has been incurred but only a range for the potential loss exists, the minimum amount of the range is recorded and subsequently adjusted as better information becomes available. Accruals for defense related costs are made as incurred.

        UHS's current and deferred tax provision is based on estimates and assumptions that could materially differ from the actual results reflected in its income tax return(s) filed during the subsequent year and could materially affect UHS's effective tax rate.

        UHS has recorded a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized. We evaluate the recoverability of our deferred tax assets by scheduling the expected reversals of deferred tax assets and liabilities to determine whether net operating loss carry forwards are recoverable prior to expiration. UHS had a valuation allowance of $44.4 and $63.7 million as of December 31, 2017 and 2016, respectively. The decrease in valuation allowance primarily related to the reduction in the U.S. federal corporate income tax rate.

        In accounting for uncertainty in income taxes, we recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

Results of Operations

        The following discussion addresses the results of operations for the years ended December 31, 2017, 2016, and 2015. This discussion should be read in conjunction with the consolidated financial statements included elsewhere in this exhibit.

Results of Operations for the Year Ended December 31, 2017 compared to the Year Ended December 31, 2016

Total Revenue

        The following table presents revenue by service solution for the twelve months ended December 31, 2017 and 2016.

	Year Ended December 31,
(in thousands)	2017	2016	% Change
Equipment Solutions	$230,316	237,137	(2.8)%
Clinical Engineering	137,109	107,305	27.8
On-Site Managed Services	147,358	135,059	9.1

Total Revenue	$514,783	479,501	7.4

        Total revenue for the year ended December 31, 2017 was $514.8 million, compared with $479.5 million for the year ended December 31, 2016, an increase of $35.3 million or 7.4%. Equipment Solutions revenue decreased 2.8% partially driven by the shift away from one-time capital sales as well as focusing our investment on core equipment most utilized within healthcare. Clinical Engineering increased 27.8% driven by the combination of strong organic growth of new programs (including the government contract signed in the third quarter of 2017) and the acquisition of RES. On-site Managed Services increased 9.1% partially resulting from growth in our managed only programs where we manage equipment owned by the customer.

Cost of Revenue

        Total cost of revenue for the year ended December 31, 2017 was $343.0 million compared to $322.6 million for the year ended December 31, 2016, an increase of $20.4 million or 6.3%. On a percentage of revenue basis, cost of revenue declined from 67.3% of revenue in 2016 to 66.5% in 2017. The decline was driven primarily from revenue growth as we were able to leverage our fixed cost infrastructure resulting in our expenses growing at a lower rate than revenue growth. In addition, as we continue to reduce our capital expenditures as a percentage of revenue, our depreciation expense declined in 2017 versus the comparable period in 2016. We continue to make necessary investments to support the growth in our Clinical Engineering solutions and technician labor and vendor expenses increased primarily to support our clinical engineering programs.

Gross Margin

        Total gross margin for the year ended December 31, 2017 was $171.8 million, or 33.5% of total revenue compared to $156.9 million, or 32.7% of total revenue for the year ended December 31, 2016,

an increase of $14.9 million or 9.5%. The increase in gross margin as a percent of revenue was primarily impacted by positive leverage from volume growth and a reduction in the low margin capital sales revenue.

Selling, General and Administrative, Gain on Settlement and Interest Expense

	Year Ended December 31,
(in thousands)	2017	2016	Change	% Change
Selling, general and administrative	$125,910	$119,389	$6,521	5.5%
(Gain) on settlement	—	(3,074)	3,074	*
Interest expense	53,762	53,043	719	1.4%

  Selling, General and Administrative

        Selling, general, and administrative expenses for the year ended December 31, 2017 increased by $6.5 million, or 5.5%, to $125.9 million as compared to the same period of 2016. The increase was primarily due to the acquisition of RES and higher payroll related costs and legal expense.

        Selling, general and administrative expense as a percentage of total revenue was 24.4% and 24.9% for the years ended December 31, 2017 and 2016, respectively.

  Gain on Settlement

        Gain on settlement of $3.1 million for the year ended December 31, 2016 was related to a settlement with a supplier.

  Interest Expense

        Interest expense for the year ended December 31, 2017 increased by $0.7 million, or 1.4%, to $53.8 million as compared to the same period of 2016. Interest expense includes amortization of deferred financing fees associated with our debt of $2.3 and $2.3 million for years ended December 31, 2017 and 2016, respectively.

Income Taxes

        On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the "Tax Act"). The Tax Act makes broad and complex changes to the U.S. tax code that affects 2017, including, but not limited to, accelerated depreciation that will allow for full expensing of qualified property. The Tax Act also establishes new tax laws that will affect 2018 and after, including a reduction in the U.S. federal corporate income tax rate from 35% to 21%, as well as limitations on the deductibility of interest expense and executive compensation. As a result of the reduction of the federal corporate income tax rate, we have revalued our net deferred tax liability, which resulted in a provisional income tax benefit of approximately $18.3 million for the year ended December 31, 2017.

        Income taxes was a benefit of $17.2 and an expense of $0.9 million for the years ended December 31, 2017 and 2016, respectively. The tax benefit for the year ended December 31, 2017 was primarily due to the revaluation of our net deferred tax liability. Income taxes for the years ended 2016 also include state income taxes and tax amortization on indefinite-life intangibles. UHS will continue to incur deferred tax expense in the future as tax amortization occurs.

Consolidated Net Income (Loss)

        Consolidated net income (loss) was $9.2 and $(13.5) million for the years ended December 31, 2017 and 2016, respectively. Net income was impacted primarily by growth in revenue and change in income tax.

Adjusted EBITDA

        Adjusted EBITDA was $137.8 and $129.6 million for the years ended December 31, 2017 and 2016, respectively. Adjusted EBITDA for the year ended December 31, 2017 was positively impacted by revenue growth.

        Adjusted EBITDA is defined as earnings attributable to UHS before interest expense, income taxes, depreciation and amortization and excludes non-cash share-based compensation expense, management, board and other nonrecurring gain, expenses or loss. In addition to using Adjusted EBITDA internally as a measure of operational performance, we disclose it externally to assist analysts, investors and lenders in their comparisons of operational performance, valuation and debt capacity across companies with differing capital, tax and legal structures. Adjusted EBITDA, however, is not a measure of financial performance under accounting principles generally accepted in the United States of America ("GAAP") and should not be considered as an alternative to, or more meaningful than, net income as a measure of operating performance or to cash flows from operating, investing or financing activities or as a measure of liquidity. Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying interpretations and calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Adjusted EBITDA does not represent an amount of funds that is available for management's discretionary use. See below for a reconciliation of net income (loss) attributable to UHS to Adjusted EBITDA for the years ended December 31, 2017 and 2016.

	Years Ended December 31,
	2017	2016
Net income (loss) attributable to Universal Hospital Services, Inc.	$8,828	$(13,760)
Interest expense(1)	53,762	53,043
(Benefit) provision for income taxes	(17,159)	946
Depreciation and amortization of intangibles and contract costs	80,244	84,266

EBITDA (unaudited)	$125,675	$124,495
(Gain) on settlement(2)	—	(3,074)
Non-cash share-based compensation expense	3,039	3,066
Management, board and other	9,068	5,163

Adjusted EBITDA (unaudited)	$137,782	$129,650

(1)
UHS adopted ASU No. 2017-07 Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post Retirement Benefit Cost in 2018 and retrospectively applied the ASU 2017-07 to all periods presented.

(2)
Gain on settlement for the year ended December 31, 2016 represents a settlement with a supplier.

Results of Operations for the Year Ended December 31, 2016 compared to the Year Ended December 31, 2015

Total Revenue

        The following table presents revenue by service solution for the twelve months ended December 31, 2016 and 2015.

	Year Ended December 31,
(in thousands)	2016	2015	% Change
Equipment Solutions	$237,137	227,734	4.1%
Clinical Engineering	107,305	99,184	8.2
On-Site Managed Services	135,059	121,763	10.9

Total Revenue	$479,501	448,681	6.9

        Total revenue for the year ended December 31, 2016 was $479.5 million, compared with $448.7 million for the year ended December 31, 2015, an increase of $30.8 million or 6.9%. Equipment Solutions revenue increased 4.1% as we continue to expand our services with existing and new customers as well as an increase in capital sales. Clinical Engineering revenue increased 8.2% as we continue to expand our services with existing and new customers. Finally, our On-site Managed Services revenue increased 10.9% partially from growth coming from our managed only solution where we manage equipment owned by the customer.

Cost of Revenue

        Total cost of revenue for the year ended December 31, 2016 was $322.6 million compared to $303.9 million for the year ended December 31, 2015, an increase of $18.7 million or 6.2%. On a percentage of revenue basis, cost of revenue declined from 67.8% of revenue in 2015 to 67.3% in 2016. The decline was driven primarily from revenue growth as we were able to leverage our fixed cost infrastructure resulting in our expenses growing at lower rate than revenue growth. In addition, as we continue to reduce our capital expenditures as a percentage of revenue, our depreciation expense declined in 2016 versus the comparable period in 2015. We continue to make necessary investments to support the growth in our Clinical Engineering solutions and technician labor and vendor expenses increased primarily to support our clinical engineering programs.

Gross Margin

        Total gross margin for the year ended December 31, 2016 was $156.9 million, or 32.7% of total revenue compared to $144.8 million, or 32.2% of total revenue for the year ended December 31, 2015, an increase of $12.1 million or 8.3%. The increase in gross margin as a percent of revenue was primarily impacted by positive leverage from volume growth as well as a reduction in depreciation expense as a result of our efforts to lower the capital expenditures as a percentage of revenue as we shift the mix of business to a lower capital intensity.

Selling, General and Administrative, Restructuring, Gain on Settlement and Interest Expense

	Year Ended December 31,
(in thousands)	2016	2015	Change	% Change
Selling, general and administrative	$119,389	$121,583	$(2,194)	(1.8)%
Restructuring	—	2,321	(2,321)	(100.0)
(Gain) on settlement	(3,074)	(5,718)	2,644	(46.2)
Interest expense	53,043	54,066	(1,023)	(1.9)

  Selling, General and Administrative

        Selling, general, and administrative expenses for the year ended December 31, 2016 decreased by $2.2 million, or 1.8%, to $119.4 million as compared to the same period of 2015. The decrease was primarily due to lower consulting costs.

        Selling, general and administrative expense as a percentage of total revenue was 24.9% and 27.1% for the years ended December 31, 2016 and 2015, respectively.

  Restructuring

        Restructuring expenses of $2.3 million for the year ended December 31, 2015 was related to the realignment of the management team.

  Gain on Settlement

        Gain on settlement of $3.1 and $5.7 million for the years ended December 31, 2016 and 2015, respectively was related to settlements with a supplier and a former supplier.

  Interest Expense

        Interest expense for the year ended December 31, 2016 decreased by $1.0 million, or 1.9%, to $53.0 million as compared to the same period of 2015. This decrease was mainly attributable to the decrease in revolver interest. Interest expense includes amortization of deferred financing fees associated with our debt of $2.3 and $2.7 million for years ended December 31, 2016 and 2015, respectively.

Income Taxes

        Income taxes expense was $0.9 and $0.8 million for the years ended December 31, 2016 and 2015, respectively. The tax expense for the year ended December 31, 2016 and 2015 primarily relates to state minimum fees. UHS will continue to incur deferred tax expense in the future as tax amortization occurs. The expected tax benefit from operating losses during the year ended December 31, 2016 was offset by the recording of an additional valuation allowance.

Consolidated Net Loss

        Consolidated net loss was $13.5 and $28.2 million for the years ended December 31, 2016 and 2015, respectively. Net loss was impacted primarily by the growth in revenue as well as the decreases in medical equipment depreciation and selling, general and administrative expenses.

Adjusted EBITDA

        Adjusted EBITDA was $129.6 and $122.9 million for the years ended December 31, 2016 and 2015, respectively. Adjusted EBITDA for the year ended December 31, 2016 was positively impacted by revenue growth.

        See below for a reconciliation of net (loss) attributable to UHS to Adjusted EBITDA for the years ended December 31, 2016 and 2015.

	Years Ended December 31,
	2016	2015
Net (loss) attributable to Universal Hospital Services, Inc.	$(13,760)	$(28,648)
Interest expense(1)	53,043	54,066
Provision for income taxes	946	756
Depreciation and amortization of intangibles and contract costs	84,266	91,901

EBITDA (unaudited)	$124,495	$118,075
Restructuring(2)	—	2,321
(Gain) on settlement(3)	(3,074)	(5,718)
Non-cash share-based compensation expense	3,066	2,435
Management, board and other	5,163	5,758

Adjusted EBITDA (unaudited)	$129,650	$122,871

(1)
UHS adopted ASU No. 2017-07 Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post Retirement Benefit Cost in 2018 and retrospectively applied the ASU 2017-07 to all periods presented.

(2)
Restructuring expenses of $2.3 million for fiscal 2015 represents realignment of the UHS management team.

(3)
Gain on settlement for the years ended December 31, 2016 and 2015, respectively, represents settlements with a supplier and a former supplier.

Recent Accounting Pronouncement

  Standards Adopted

        In July 2015, the FASB issued ASU No. 2015-11 Simplifying the Measurement of Inventory ("ASU 2015-11"). ASU 2015-11 changes the measurement principle for inventory from lower of cost or market to lower of cost and net realizable value for entities that do not measure inventory using the last in, first out or retail inventory method. The ASU also eliminates the requirement for these entities to consider replacement cost or net realizable value less an approximately normal profit margin when measuring inventory. The ASU is effective for annual and interim periods in fiscal years beginning after December 15, 2016. The adoption of this standard did not have a material impact on our consolidated financial statements.

        In March 2016, the FASB issued ASU No. 2016-09 Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting ("ASU 2016-09"). ASU 2016-09 was issued as part of the FASB's simplification initiative and intends to improve the accounting for share-based payment transactions. The areas for simplification in this ASU involve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows.

Some of the areas for simplification apply only to nonpublic entities. The ASU is effective for annual and interim periods in fiscal years beginning after December 15, 2016. The adoption of this standard did not have a material impact on our consolidated financial statements.

        In January 2017, the FASB issued ASU No. 2017-04 Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment ("ASU 2017-04"). ASU 2017-04 simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Instead, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. The ASU is effective for annual and interim periods in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. For reporting units with zero or negative carrying amounts, the adoption of this standard will eliminate the Step 2 goodwill impairment test and require disclosure of the amount of goodwill allocated to each reporting unit and in which reportable segment the reporting unit is included.

        In March 2017, the FASB issued ASU No. 2017-07 Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost ("ASU 2017-01"). ASU 2017-07 requires that a company to present service cost separately from the other components of the net benefit cost. This ASU became effective for annual and interim periods in fiscal years beginning after December 15, 2017. Early adoption is permitted as of the beginning of an annual period for which financial statements (interim or annual) have not been issued or made available for issuance. We adopted ASU 2017-07 on January 1, 2018 and retrospectively applied this ASU to all periods presented. As a result, $0.8 million, $0.7 million and $0.9 million of pension costs were reclassified from selling, general, and administrative expenses to interest expense for the years ended December 31, 2017, 2016 and 2015, respectively.

  Standards Not Yet Adopted

        In May 2014, the FASB issued ASU No. 2014-09 Revenue from Contracts with Customers ("ASU 2014-09"), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in the GAAP when it becomes effective. The new standard is effective beginning after December 15, 2017 and interim periods within those years as stated in ASU 2015-14 which defers the effective date and was issued in August 2015. The standard permits the use of either the retrospective or cumulative effect transition method. We adopted this guidance on January 1, 2018 and have selected a cumulative effect transition method.

        We have performed a review of the requirements of the new guidance and have identified which of our revenue streams will be within the scope of ASU 2014-09. We have applied the five-step model of the new standard to a selection of contracts within each of our revenue streams and have compared the results to our current accounting practices. Based on this analysis, we do not expect a material impact on our consolidated financial statements. However, amendments to ASC Topic 340, Other Assets and Deferred Costs, require the capitalization of costs to obtain and fulfill customer contracts, which are currently expensed as incurred. The assets recognized for the costs to obtain and/or fulfill a contract will be amortized on a systematic basis that is consistent with the transfer of the services to which the asset relates. We determined approximately $6.2 million of costs would qualify for capitalization upon adoption of this standard which will be amortized over a period of five years.

        In February 2016, the FASB issued ASU No. 2016-02 on Leases (Topic 842) ("ASU 2016-02"). ASU 2016-02 was issued to increase transparency and comparability among organizations by recognizing lease assets and lease liability on the balance sheet and disclosing key information about leasing arrangements. The ASU is effective for annual and interim periods in fiscal years beginning after December 15, 2018. Early adoption is permitted. We are evaluating the effect that ASU 2016-02 will have on our consolidated financial statements and related disclosures.

        In August 2016, the FASB issued ASU No. 2016-15 Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments ("ASU 2016-15"). ASU 2016-15 addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The ASU is effective for annual and interim periods in fiscal years beginning after December 15, 2017. Early adoption is permitted. The adoption of this standard is not expected to have a material impact on our consolidated financial statements.

        In January 2017, the FASB issued ASU No. 2017-01 Business Combination (Topic 805): Clarifying the Definition of a Business ("ASU 2017-01"). ASU 2017-01 clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill and consolidation. The ASU is effective for annual and interim periods in fiscal years beginning after December 15, 2017. Early adoption is permitted. The adoption of this standard is not expected to have a material impact on our consolidated financial statements.

        In May 2017, the FASB issued ASU No. 2017-09 Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting ("ASU 2017-09"). ASU 2017-09 clarifies what constitutes a modification of a share-based payment award. This ASU is effective for annual and interim periods in fiscal years beginning after December 15, 2017. Early adoption is permitted as of the beginning of an annual period for which financial statements (interim or annual) have not been issued or made available for issuance. The adoption of this standard is not expected to have a material impact on our consolidated financial statements.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Universal Hospital Services, Inc.:

Opinion on the Consolidated Financial Statements

        We have audited the accompanying consolidated balance sheets of Universal Hospital Services, Inc. and subsidiaries (the Company) as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive income (loss), stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedule II—Valuation and Qualifiying Accounts (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

Change in Accounting Principle

        As discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for the presentation of pension service costs for each of the years in the three-year period ended December 31, 2017 due to the retrospective adoption of ASU No. 2017-07 Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.

Basis for Opinion

        These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company's auditor since 2013.

Minneapolis, Minnesota
March 12, 2018, except for Notes 1, 2, and 16, as to which the date is August 22, 2018

Universal Hospital Services, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share information)

	December 31, 2017	December 31, 2016
Assets
Current assets:
Accounts receivable, less allowance for doubtful accounts of $1,234 at December 31, 2017 and $1,530 at December 31, 2016	$89,637	$84,264
Inventories	9,760	11,085
Other current assets	6,836	11,098

Total current assets	106,233	106,447
Property and equipment:
Medical equipment	629,193	618,052
Property and office equipment	105,341	94,846
Accumulated depreciation	(536,520)	(504,249)

Total property and equipment, net	198,014	208,649
Other long-term assets:
Goodwill	346,168	343,766
Other intangibles, net	151,921	157,371
Other	3,109	1,890

Total assets	$805,445	$818,123

Liabilities and Deficit
Current liabilities:
Current portion of long-term debt	$5,043	$5,454
Book overdrafts	5,367	10,700
Accounts payable	36,689	38,819
Accrued compensation	21,498	19,906
Accrued interest	18,671	18,696
Other accrued expenses	17,763	16,676

Total current liabilities	105,031	110,251
Long-term debt, less current portion	698,065	701,863
Pension and other long-term liabilities	11,385	12,277
Deferred income taxes, net	35,342	53,217
Commitments and contingencies (Note 9)
Deficit
Common stock, $0.01 par value; 1,000 shares authorized, issued and outstanding at December 31, 2017 and 2016	—	—
Additional paid-in capital	250,018	244,986
Accumulated deficit	(287,998)	(296,826)
Accumulated other comprehensive loss	(6,638)	(7,826)

Total Universal Hospital Services, Inc. deficit	(44,618)	(59,666)
Noncontrolling interest	240	181

Total deficit	(44,378)	(59,485)

Total liabilities and deficit	$805,445	$818,123

The accompanying notes are an integral part of these consolidated financial statements.

Universal Hospital Services, Inc.

Consolidated Statements of Operations

(in thousands)

	Year Ended December 31,
	2017	2016	2015
Revenues	$514,783	$479,501	$448,681
Cost of revenues	343,028	322,649	303,889

Gross margin	171,755	156,852	144,792
Selling, general and administrative	125,910	119,389	121,583
Restructuring	—	—	2,321
(Gain) on settlement	—	(3,074)	(5,718)

Operating income	45,845	40,537	26,606
Interest expense	53,762	53,043	54,066

Loss before income taxes and noncontrolling interest	(7,917)	(12,506)	(27,460)
(Benefit) provision for income taxes	(17,159)	946	756

Consolidated net income (loss)	9,242	(13,452)	(28,216)
Net income attributable to noncontrolling interest	414	308	432

Net income (loss) attributable to Universal Hospital Services, Inc.	$8,828	$(13,760)	$(28,648)

The accompanying notes are an integral part of these consolidated financial statements.

Universal Hospital Services, Inc.

Consolidated Statements of Comprehensive Income (Loss)

(in thousands)

	Year Ended December 31,
	2017	2016	2015
Consolidated net income (loss)	$9,242	$(13,452)	$(28,216)

Other comprehensive income:
Gain on minimum pension liability, net of tax of $0	1,188	339	897

Total other comprehensive income	1,188	339	897

Comprehensive income (loss)	10,430	(13,113)	(27,319)
Comprehensive income attributable to noncontrolling interest	414	308	432

Comprehensive income (loss) attributable to Universal Hospital Services, Inc.	$10,016	$(13,421)	$(27,751)

The accompanying notes are an integral part of these consolidated financial statements.

Universal Hospital Services, Inc.

Consolidated Statements of Deficit

(in thousands)

	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Universal Hospital Services, Inc.	Noncontrolling Interests	Total Deficit
Balance at December 31, 2014	$214,514	$(254,418)	$(9,062)	$(48,966)	$219	$(48,747)
Net (loss) income	—	(28,648)	—	(28,648)	432	(28,216)
Other comprehensive income	—	—	897	897	—	897
Cash distributions to noncontrolling interests	—	—	—	—	(460)	(460)
Contributions from new members to limited liability company	—	—	—	—	70	70
Contribution from Parent	27,318	—	—	27,318	—	27,318
Purchases of noncontrolling interests	(4)	—	—	(4)	(21)	(25)
Dividend forfeited	5	—	—	5	—	5

Balance at December 31, 2015	$241,833	$(283,066)	$(8,165)	$(49,398)	$240	$(49,158)

Net (loss) income	—	(13,760)	—	(13,760)	308	(13,452)
Other comprehensive income	—	—	339	339	—	339
Share-based compensation expense	3,066	—	—	3,066	—	3,066
Stock options exercised	87	—	—	87	—	87
Cash distributions to noncontrolling interests	—	—	—	—	(367)	(367)

Balance at December 31, 2016	$244,986	$(296,826)	$(7,826)	$(59,666)	$181	$(59,485)

Net income	—	8,828	—	8,828	414	9,242
Other comprehensive income	—	—	1,188	1,188	—	1,188
Share-based compensation expense	3,039	—	—	3,039	—	3,039
Contribution from Parent	1,900	—	—	1,900	—	1,900
Stock options exercised	93	—	—	93	—	93
Cash distributions to noncontrolling interests	—	—	—	—	(355)	(355)

Balance at December 31, 2017	$250,018	$(287,998)	$(6,638)	$(44,618)	$240	$(44,378)

The accompanying notes are an integral part of these consolidated financial statements.

Universal Hospital Services, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2017	2016	2015
Cash flows from operating activities:
Consolidated net income (loss)	$9,242	$(13,452)	$(28,216)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	70,732	73,165	76,588
Asset impairment charges	—	—	3,287
Amortization of intangibles, deferred financing costs and bond premium	9,875	11,588	13,010
Provision for doubtful accounts	359	215	69
Provision for inventory obsolescence	713	500	493
Non-cash share-based compensation expense	3,039	3,066	2,435
Gain on sales and disposals of equipment	(2,443)	(3,741)	(4,587)
Deferred income taxes	(17,875)	258	234
Interest on note receivable	(29)	(10)	—
Changes in operating assets and liabilities:
Accounts receivable	(5,732)	(11,171)	(2,668)
Inventories	670	(294)	(1,008)
Other operating assets	103	(5,538)	1,055
Accounts payable	(29)	1,851	2,297
Other operating liabilities	1,994	(1,715)	9,295

Net cash provided by operating activities	70,619	54,722	72,284

Cash flows from investing activities:
Medical equipment purchases	(46,512)	(56,417)	(57,780)
Property and office equipment purchases	(8,836)	(6,663)	(4,718)
Proceeds from disposition of property and equipment	3,852	10,204	12,492
Issuance of note receivable from officer	(936)	(983)	—
Acquisitions and refund of escrow	(2,692)	(15,795)	(2,600)

Net cash used in investing activities	(55,124)	(69,654)	(52,606)

Cash flows from financing activities:
Proceeds under senior secured credit facility	139,223	166,042	127,952
Payments under senior secured credit facility	(144,715)	(148,350)	(138,952)
Payments of principal under capital lease obligations	(6,308)	(6,330)	(7,343)
Payment of deferred financing costs	—	(109)	(1,382)
Holdback payment related to acquisition	—	(500)	—
Distributions to noncontrolling interests	(355)	(367)	(460)
Dividend and equity distribution payments	—	(24)	(38)
Proceeds from exercise of parent company stock options	93	87	—
Purchases of noncontrolling interests	—	—	(25)
Contribution from Parent	1,900	—	—
Change in book overdrafts	(5,333)	4,483	500
Contributions from new members to limited liability company	—	—	70

Net cash (used in) provided by financing activities	(15,495)	14,932	(19,678)

Net change in cash and cash equivalents	—	—	—

Cash and cash equivalents at the beginning of period	—	—	—

Cash and cash equivalents at the end of period	$—	$—	$—

Supplemental cash flow information:
Interest paid	$52,613	$51,810	$52,205
Income taxes paid	674	647	681
Non-cash activities:
Medical equipment purchases included in accounts payable (at end of period)	$13,390	$15,490	$11,592
Capital lease additions	7,227	7,920	7,614
Dividend forfeited	—	—	(5)
Contribution from Parent	—	—	27,318

The accompanying notes are an integral part of these consolidated financial statements.

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

1. Basis of Presentation

        Universal Hospital Services, Inc. ("we", "our", "us", the "Company" or "UHS") is a nationwide provider of health care technology management and service solutions to the United States health care industry.

        Historically, the Company reported under three segments. Medical Equipment Solutions included supplemental and peak needs usage solutions, customized equipment agreement solutions, 360 On-site managed solutions, specialty medical equipment sale, distribution and disposable sales. Clinical Engineering Solutions included supplemental maintenance, repair and remediation solutions, on-site biomed services, health care technology solutions, federal governmental services and clinical engineering capital sales. Surgical Services included on-demand and scheduled usage solutions, on-site solutions for hospital and multi-facility health systems and disposable only sales.

        Effective January 1, 2018, the Company changed its segment reporting to report its financial information under one reporting segment. The change in reporting was made to conform to the way the Company is currently managing and executing the business. Specifically, the chief operating decision maker ("CODM") is making operating decisions and assessing performance using discrete financial information from one reportable segment, as our resources and infrastructure are shared and our go to market strategy have evolved with our Equipment Value Management ("EVM") strategy. The current financial information is based upon the transformation of the business model that has occurred and the development of the new commercial framework—EVM. EVM is an end-to-end approach to medical equipment management that helps hospitals recover cost and time that today are wasted through inefficient medical equipment processes. EVM integrates customers supply chain, patient care and clinical engineering teams, connecting these siloed groups to streamline processes to improve stakeholder productivity and satisfaction while optimizing equipment utilization and lowering the total cost of ownership. EVM provides the customer with the equipment they need, when they need it, with the assets serviced to the highest quality standards in the industry. EVM combines the capabilities of all service offerings. The EVM solution links all of our service offerings at UHS. The Company has a similar compliment of services, type of customer for the Company's services, method of distribution for the Company's services and the regulatory environment is similar across the United States. Accordingly, we concluded that we operate as one reporting segment.

        Current year presentation of one reporting segment resulted in disaggregated revenue categories of Equipment Solutions which includes supplemental and peak needs usage solutions, surgical services on-demand and scheduled usage solutions, specialty medical equipment sale, distribution and disposable sales, clinical engineering capital sales and surgical disposable only sales. Clinical Engineering includes supplemental maintenance, repair and remediation solutions, on-site biomed services, health care technology solutions and federal governmental services. On-site Managed Services includes 360 On-site managed solutions and surgical services on-site solutions for hospital and multi-facility health systems.

        The Company operates in one geographic region, the United States. As the Company is now reporting as one segment which equals the total Company's results as reflected in the Consolidated Statement of Operations, restatement of prior periods was not necessary.

        These financial statements have been recast to reflect one segment.

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

1. Basis of Presentation (Continued)

        All of our outstanding capital stock is owned by UHS Holdco, Inc. ("Parent"), which acquired the Company in a recapitalization in May 2007. Parent is controlled by affiliates of Irving Place Capital (together with its affiliates, "IPC").

Principles of Consolidation

        The consolidated financial statements include the accounts of UHS, UHS Surgical Services, Inc, its 100%-owned subsidiary, since its acquisition on April 1, 2011 and Radiographic Equipment Services, Inc. ("RES"), its 100%-owned subsidiary, since its acquisition on November 30, 2016. In addition, in accordance with guidance issued by the Financial Accounting Standards Board ("FASB"), we have accounted for our equity investments in entities in which we are the primary beneficiary under the full consolidation method. All significant intercompany transactions and balances have been eliminated through consolidation. As the primary beneficiary, we consolidate the limited liability companies ("LLCs") referred to in Note 13, Limited Liability Companies, as we effectively receive the majority of the benefits from such entities and we provide equipment lease guarantees for such entities.

2. Significant Accounting Policies

Cash and Cash Equivalents

        The Company considers money market accounts and other highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

        Trade accounts receivable are recorded at the invoiced amount. Concentrations of credit risk with respect to trade accounts receivable are limited due to the number of customers and their geographical distribution. The Company performs initial and ongoing credit evaluations of its customers and maintains allowances for potential credit losses. The allowance for doubtful accounts is based on historical loss experience and estimated exposure on specific trade receivables.

Inventories

        Inventories consist of supplies and equipment held for resale and are valued at the lower of cost or market. Cost is determined by the average cost method, which approximates the first-in, first-out ("FIFO") method.

Medical Equipment

        Depreciation of medical equipment is provided on the straight-line method over the equipment's estimated useful life, generally four to seven years. The cost and accumulated depreciation of medical equipment retired or sold is eliminated from their respective accounts and the resulting gain or loss is recorded as gain or loss on sales and disposals of equipment in the period the asset is retired or sold.

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

2. Significant Accounting Policies (Continued)

Property and Office Equipment

        Property and office equipment includes property, leasehold improvements and office equipment.

        Depreciation and amortization of property and office equipment is provided on the straight-line method over the lesser of the remaining useful life or lease term for leasehold improvements and 3 to 10 years for office equipment. The cost and accumulated depreciation or amortization of property and equipment retired or sold is eliminated from their respective accounts and the resulting gain or loss is recorded in selling, general and administrative expense in the period the asset is retired or sold.

Goodwill

        Goodwill represents the excess of the cost of acquired businesses over the fair value of identifiable tangible net assets and identifiable intangible assets purchased.

        Goodwill is tested at least annually for impairment and more frequently if events or changes in circumstances indicate that the asset might be impaired. We adopted ASU 2017-04, Simplifying the Test for Goodwill Impairment coincident with our annual impairment test during the fourth quarter of 2017. Under the updated guidance, the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and when impairment is identified to perform step 2 to measure the impairment is eliminated. We review goodwill for impairment by comparing the fair value of a reporting unit with its carrying value and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value.

        No goodwill impairments have been recognized in 2017, 2016, or 2015.

Other Intangible Assets

        Other intangible assets primarily include customer relationships, a supply agreement, trade names, technology databases, non-compete agreements and favorable lease agreements. Our trade name intangibles have indefinite lives. Our remaining other intangible assets are amortized over their estimated economic lives of one to thirteen years. The straight-line method of amortization generally reflects an appropriate allocation of the cost of the intangible assets to earnings in proportion to the amount of economic benefits obtained by the Company in each reporting period. However, for certain of our customer relationships, we use the sum-of-the-years-digits amortization method to more appropriately allocate the cost to earnings in proportion to the estimated amount of economic benefit obtained.

        Intangible assets with indefinite lives are tested for impairment on an annual basis and more frequently if events or changes in circumstances indicate that the asset might be impaired. We review indefinite-lived intangible assets for impairment by first assessing qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired. If, after assessing the totality of events and circumstances, we conclude that it is not more likely than not that the indefinite-lived intangible asset is impaired, then we take no further action. Our quantitative test resulted in no impairment in 2017, 2016 and 2015.

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

2. Significant Accounting Policies (Continued)

        Amortizable intangibles are measured for impairment consistent with the process utilized for long-lived assets as described below. Our amortizable intangible assets consist of the following discrete items: customer relationships, a supply agreement, non-compete agreements and trade names.

Long-Lived Assets

        The Company periodically reviews its long-lived assets for impairment and assesses whenever significant events or changes in business circumstances indicate that the carrying value of the assets may not be recoverable. A recoverability test is performed by comparing the anticipated future undiscounted cash flows to the carrying value of the assets. If impairment is identified, an impairment loss is recognized for the excess of the carrying amount of an asset over the anticipated future discounted cash flows expected to result from the use of the asset and its eventual disposition. For other long-lived assets, primarily movable medical equipment, we continuously monitor specific makes/models for events such as product recalls or obsolescence. The amount of the impairment loss to be recorded, if any, is calculated by the excess of the asset's carrying value over its fair value.

Deferred Financing Costs

        Financing costs associated with issuing debt are deferred and amortized over the related terms using the straight-line method, which approximates the effective interest rate method.

Purchase Accounting

        We account for acquisitions by allocating the purchase price paid to effect the acquisition to the acquired assets and liabilities at fair value with excess purchase price being recorded as goodwill.

Revenue Recognition

        Customer arrangements that include both equipment and services are evaluated to determine whether the elements are separable. If the elements are deemed separable and separate earnings processes exist, the revenue associated with the customer arrangement is allocated to each element based on the relative estimated selling price of the separate elements. We have estimated the selling prices of each element by reference to vendor-specific objective evidence, third party evidence or estimated selling prices when the elements are sold separately. The revenue associated with each element is then recognized as earned.

        Customer arrangements typically have multiple performance obligations to provide equipment solutions, clinical engineering and/or on-site equipment managed services on a per use and/or over time basis. Equipment Solutions primarily consists of supplemental, peak needs and surgical equipment usage solutions. Clinical Engineering consists of supplemental maintenance, repair and remediation solutions, health care technology solutions, and federal government services. On-site Managed Services consists of 360 on-site managed solutions in both our historical A360 program (using UHS-owned equipment) and our newer M360 program (managing customer-owned equipment). Consideration paid by the customer for each performance obligation is billed within the month the service is performed, and contractual prices are established within our customer arrangements that are representative of the

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

2. Significant Accounting Policies (Continued)

stand-alone selling price. Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer, are excluded from revenue.

        The Company follows the provisions of Accounting Standards Codification ("ASC") Topic 605, "Revenue Recognition," in recognizing all of these revenue streams—specifically, revenue recognition requires proof that (i) an arrangement exists, (ii) delivery has occurred and/or services have been rendered, (iii) the price is fixed; and (iv) collectability is reasonably assured.

        The Company reports only its portion of revenues earned under certain revenue share arrangements in accordance with ASC Topic 605-45 "Principal Agent Considerations," because, among other factors, the equipment manufacturer retains title to the equipment, maintains general inventory and physical loss risk of equipment on rental and because we earn a fixed percentage of the billings to customers.

        The following table presents revenue by service solution for the years ended December 31, 2017, 2016 and 2015.

	Year Ended December 31,
(in thousands)	2017	2016	2015
Equipment Solutions	$230,316	$237,137	$227,734
Clinical Engineering	137,109	107,305	99,184
On-Site Managed Services	147,358	135,059	121,763

Total Revenue	$514,783	$479,501	$448,681

        From time to time the Company receives both non-monetary and cash refunds on equipment recalled by manufacturers. It is the Company's practice to record such recall gains as a reduction in cost of sales.

Operating Leases

        The Company leases all of its district, corporate and other operating locations under operating leases and recognizes rent expense on a straight-line basis over the lease terms. Rent holidays and rent escalation clauses, which provide for scheduled rent increases during the lease term, are taken into account in computing straight-line rent expense included in our consolidated statements of operations. The difference between the rent due under the stated periods of the leases compared to that of the straight-line basis is recorded as a component of other long-term liabilities in the consolidated balance sheets. Landlord funded lease incentives, including tenant improvement allowances provided for our benefit, are recorded as leasehold improvement assets and as deferred rent in the consolidated balance sheets and are amortized to depreciation expense and as rent expense credits, respectively.

Income Taxes

        The Company accounts for deferred income taxes utilizing ASC Topic 740, "Income Taxes." ASC Topic 740 requires the asset and liability method, whereby deferred tax assets and liabilities are

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

2. Significant Accounting Policies (Continued)

recognized based on the tax effects of temporary differences between the financial statement and the tax bases of assets and liabilities, as measured at current enacted tax rates. We have assessed the need for a valuation allowance by considering whether it is more likely than not that some portion or all of our deferred tax assets will not be realized. We continue to evaluate our ability to realize the tax benefits associated with deferred tax assets by analyzing the relative impact of all the available positive and negative evidence regarding our forecasted taxable income, the reversal of existing deferred tax liabilities, taxable income in prior carry-back years (if permitted) and the availability of tax planning strategies. In future reporting periods, we will continue to assess the likelihood that deferred tax assets will be realizable.

        Interest and penalties associated with uncertain income tax positions is classified as income tax expense. The Company has not recorded any material income tax related interest or penalties during any of the periods presented.

Fair Value of Other Financial Instruments

        The Company considers that the carrying amount of financial instruments, including accounts receivable, accounts payable, accrued liabilities and senior secured credit facility, approximate fair value due to their short maturities. The fair value of our outstanding Original Notes and Add-on Notes (each as defined in Note 8, Long-Term Debt), based on the quoted market price for the same or similar issues of debt, which represents a Level 2 fair value measurement, is approximately:

	December 31, 2017		December 31, 2016
(in thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
Original notes—7.625%(1)	$421,772	$426,063	$420,523	$420,750
Add-on notes—7.625%(2)	224,338	220,550	225,743	217,800

(1)
The carrying value of the Original notes—7.625% is net of unamortized deferred financing costs of $3.2 and $4.5 million as of December 31, 2017 and 2016, respectively.

(2)
The carrying value of the Add-on notes—7.625% is net of unamortized deferred financing costs of $1.3 and $1.9 million as of December 31, 2017 and 2016, respectively, and includes unamortized bond premium of $5.7 and $7.6 million as of December 31, 2017 and 2016, respectively.

Share-Based Compensation

        We record compensation expense associated with stock options in accordance with ASC Topic 718, "Compensation—Stock Compensation." Note 11, Share-Based Compensation, contains the significant assumptions used in determining the underlying fair value of options and disclosures as required under ASC Topic 718.

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

2. Significant Accounting Policies (Continued)

Comprehensive Income (Loss)

        Comprehensive income (loss) is comprised of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes minimum pension liability adjustments. These amounts are presented in the consolidated statements of comprehensive income (loss) net of reclassification adjustments to earnings.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

Standards Adopted

        In July 2015, the FASB issued ASU No. 2015-11 Simplifying the Measurement of Inventory ("ASU 2015-11"). ASU 2015-11 changes the measurement principle for inventory from lower of cost or market to lower of cost and net realizable value for entities that do not measure inventory using the last in, first out or retail inventory method. The ASU also eliminates the requirement for these entities to consider replacement cost or net realizable value less an approximately normal profit margin when measuring inventory. The ASU is effective for annual and interim periods in fiscal years beginning after December 15, 2016. The adoption of this standard did not have a material impact on our consolidated financial statements.

        In March 2016, the FASB issued ASU No. 2016-09 Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting ("ASU 2016-09"). ASU 2016-09 was issued as part of the FASB's simplification initiative and intends to improve the accounting for share-based payment transactions. The areas for simplification in this ASU involve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Some of the areas for simplification apply only to nonpublic entities. The ASU is effective for annual and interim periods in fiscal years beginning after December 15, 2016. The adoption of this standard did not have a material impact on our consolidated financial statements.

        In January 2017, the FASB issued ASU No. 2017-04 Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment ("ASU 2017-04"). ASU 2017-04 simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Instead, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. The ASU is effective for annual and interim periods in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. For reporting units with zero or negative carrying amounts, the adoption of this standard will eliminate the Step 2 goodwill impairment

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

2. Significant Accounting Policies (Continued)

test and require disclosure of the amount of goodwill allocated to each reporting unit and in which reportable segment the reporting unit is included.

        In March 2017, the FASB issued ASU No. 2017-07 Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost ("ASU 2017-01"). ASU 2017-07 requires that a company to present service cost separately from the other components of the net benefit cost. This ASU became effective for annual and interim periods in fiscal years beginning after December 15, 2017. We adopted ASU 2017-07 on January 1, 2018 and retrospectively applied this ASU to all periods presented. As a result, $0.8, $0.7 and $0.9 million of pension costs were reclassified from selling, general and administrative to interest expense for the years ended December 31, 2017, 2016 and 2015 respectively.

Standards Not Yet Adopted

        In May 2014, the FASB issued ASU No. 2014-09 Revenue from Contracts with Customers ("ASU 2014-09"), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in the GAAP when it becomes effective. The new standard is effective beginning after December 15, 2017 and interim periods within those years as stated in ASU 2015-14 which defers the effective date and was issued in August 2015. The standard permits the use of either the retrospective or cumulative effect transition method. We adopted this guidance on January 1, 2018 and have selected a cumulative effect transition method.

        We have performed a review of the requirements of the new guidance and have identified which of our revenue streams will be within the scope of ASU 2014-09. We have applied the five-step model of the new standard to a selection of contracts within each of our revenue streams and have compared the results to our current accounting practices. Based on this analysis, we do not expect a material impact on our consolidated financial statements. However, amendments to ASC Topic 340, Other Assets and Deferred Costs, require the capitalization of costs to obtain and fulfill customer contracts, which are currently expensed as incurred. The assets recognized for the costs to obtain and/or fulfill a contract will be amortized on a systematic basis that is consistent with the transfer of the services to which the asset relates. We determined approximately $6.2 million of costs would qualify for capitalization upon adoption of this standard which will be amortized over a period of five years.

        In February 2016, the FASB issued ASU No. 2016-02 on Leases (Topic 842) ("ASU 2016-02"). ASU 2016-02 was issued to increase transparency and comparability among organizations by recognizing lease assets and lease liability on the balance sheet and disclosing key information about leasing arrangements. The ASU is effective for annual and interim periods in fiscal years beginning after December 15, 2018. Early adoption is permitted. We are evaluating the effect that ASU 2016-02 will have on our consolidated financial statements and related disclosures.

        In August 2016, the FASB issued ASU No. 2016-15 Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments ("ASU 2016-15"). ASU 2016-15 addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The ASU is effective for annual and interim periods in fiscal years beginning after December 15, 2017. Early

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

2. Significant Accounting Policies (Continued)

adoption is permitted. The adoption of this standard is not expected to have a material impact on our consolidated financial statements.

        In January 2017, the FASB issued ASU No. 2017-01 Business Combination (Topic 805): Clarifying the Definition of a Business ("ASU 2017-01"). ASU 2017-01 clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill and consolidation. The ASU is effective for annual and interim periods in fiscal years beginning after December 15, 2017. Early adoption is permitted. The adoption of this standard is not expected to have a material impact on our consolidated financial statements.

        In May 2017, the FASB issued ASU No. 2017-09 Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting ("ASU 2017-09"). ASU 2017-09 clarifies what constitutes a modification of a share-based payment award. This ASU is effective for annual and interim periods in fiscal years beginning after December 15, 2017. Early adoption is permitted as of the beginning of an annual period for which financial statements (interim or annual) have not been issued or made available for issuance. The adoption of this standard is not expected to have a material impact on our consolidated financial statements.

3. Acquisitions

        On December 6, 2017, we completed the acquisition of certain assets of a mobile surgical service provider for total consideration of approximately $1.0 million. The consideration consists of $0.8 million of net cash paid at closing and $0.2 million of holdback and earnout. The results of the acquired company's operations have been included in the consolidated financial statements since that date.

        The following summarizes the fair values of assets acquired and liabilities assumed at the date of acquisition within our consolidated balance sheet:

(in thousands)
Inventories	$8
Property and equipment	100
Intangible assets	870
Goodwill	55

Total purchase price	$1,033

        On April 28, 2017, we completed the acquisition of certain assets of a surgical laser equipment service provider for total consideration of approximately $6.3 million. The consideration consisted of $5.6 million of cash paid at closing and $0.7 million of holdback. The results of the acquired company's operations have been included in the consolidated financial statements since that date.

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

3. Acquisitions (Continued)

        The following summarized the fair value of assets acquired and liabilities assumed at the date of acquisition within our consolidated balance sheet:

(in thousands)
Inventories	$50
Property and equipment	931
Goodwill	2,144
Intangible assets	3,192
Accrued compensation	(14)

Total purchase price	$6,303

        The acquired intangible assets during 2017, all of which are finite-life, are comprised of customer relationship and non-compete agreement and have a weighted average useful life of approximately 9.6 years. See Note 6, Selected Financial Statement Information, for further discussion of intangible assets.

        On November 30, 2016, we completed the acquisition of RES, a San Diego-based provider of medical imaging solutions, for total consideration of approximately $15.6 million. The results of the acquired company's operations have been included in the consolidated financial statements since that date. The consideration consists of $14.0 million of net cash paid and $1.6 million of transaction costs incurred by the acquiree but paid at closing by the Company for the benefit of the acquiree or its former owners.

        The following summarizes the fair values of assets acquired and liabilities assumed at the date of acquisition within our consolidated balance sheet:

(in thousands)
Net working capital	$1,698
Property and equipment	765
Intangible assets	6,118
Goodwill	7,171
Capital lease	(176)

Total purchase price	$15,576

        All acquisitions were funded from our existing senior secured credit facility.

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

4. Fair Value Measurements

        Financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2017 and 2016 are summarized in the following table by type of inputs applicable to the fair value measurements:

	Fair Value at December 31, 2017				Fair Value at December 31, 2016
(in thousands)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Contingent Consideration	$—	$—	$133	$133	$—	$—	$—	$—

        A description of the inputs used in the valuation of assets and liabilities is summarized as follows:

          Level 1—Inputs represent unadjusted quoted prices for identical assets or liabilities exchanged in active markets.

          Level 2—Inputs include directly or indirectly observable inputs other than Level 1 inputs such as quoted prices for similar assets or liabilities exchanged in active or inactive markets; quoted prices for identical assets or liabilities exchanged in inactive markets; other inputs that are considered in fair value determinations of the assets or liabilities, such as interest rates and yield curves that are observable at commonly quoted intervals, volatilities, prepayment speeds, loss severities, credit risks and default rates; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

          Level 3—Inputs include unobservable inputs used in the measurement of assets and liabilities. Management is required to use its own assumptions regarding unobservable inputs because there is little, if any, market activity in the assets or liabilities or related observable inputs that can be corroborated at the measurement date. Measurements of non-exchange traded derivative contract assets and liabilities are primarily based on valuation models, discounted cash flow models or other valuation techniques that are believed to be used by market participants. Unobservable inputs require management to make certain projections and assumptions about the information that would be used by market participants in pricing assets or liabilities.

        During 2017, we recorded a contingent consideration liability, in the form of earn-out payment, related to our acquisition in the total amount of $0.1 million. The contingent consideration is based on achieving certain revenue results. The fair value of the liability was estimated using a discounted cash flow approach with significant inputs that are not observable in the market and thus represents a Level 3 fair value measurement. The significant inputs in the Level 3 measurement not supported by market activity included our assessments of expected future cash flows during the earn-out period related to the assets acquired, appropriately discounted considering the uncertainties associated with the obligation, and calculated based on estimated revenues in accordance with the terms of the agreement. For the years ended December 31, 2017 and 2016, we paid $0 million and $0.5 million, respectively, in earn-out and holdback.

        The assumptions used in preparing the discounted cash flow analyses included estimates of interest rates and the timing and amount of incremental cash flows.

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

4. Fair Value Measurements (Continued)

        A reconciliation of the beginning and ending balance for the Level 3 measurement are as follows:

(in thousands)
Balance at December 31, 2016	$—
Addition	133
Payments	—

Balance at December 31, 2017	$133

5. Book Overdrafts

        The Company typically does not maintain cash balances at its principal bank under a policy whereby the net amount of collected balances and cleared checks is, at the Company's option, applied to or drawn from our credit facility on a daily basis. Surgical Services and RES will, at times, carry modest levels of cash. Changes in book overdrafts are considered financing activities.

6. Selected Financial Statement Information

Property and Equipment

        Our property and equipment at December 31, 2017 and 2016 consists of the following:

(in thousands)	December 31, 2017	December 31, 2016
Medical Equipment	$629,193	$618,052
Less: Accumulated depreciation	(467,236)	(441,182)

Medical equipment, net	161,957	176,870

Leasehold improvements	19,986	15,485
Office equipment and vehicles	85,355	79,361

	105,341	94,846
Less: Accumulated depreciation and amortization	(69,284)	(63,067)

Property and office equipment, net	36,057	31,779

Total property and equipment, net	$198,014	$208,649

Property and equipment financed under capital leases, net	$17,661	$16,715

        During 2015, we recorded asset impairment charges of $3.3 million on excess and under-utilized patient handling equipment. There were no impairment charges on property and equipment during 2017 and 2016.

Goodwill and Other Intangible Assets

        The Company has three reporting segments with goodwill—Medical Equipment Solutions, Clinical Engineering Solutions and Surgical Services. All reporting segments have negative carrying amount at

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

6. Selected Financial Statement Information (Continued)

December 31, 2017 and 2016. There were no accumulated impairment losses at December 31, 2017 and 2016.

        Our goodwill as of December 31, 2017 and 2016, by reportable segment, consists of the following:

(in thousands)	Medical Equipment Solutions	Clinical Engineering Solutions	Surgical Services	Total
Balance at December 31, 2016	$227,486	$62,826	$53,454	$343,766
Acquisitions	—	203	2,199	2,402

Balance at December 31, 2017	$227,486	$63,029	$55,653	$346,168

        Our other intangible assets as of December 31, 2017 and 2016 consist of the following:

	December 31, 2017				December 31, 2016
(in thousands)	Cost	Accumulated Amortization	Impairment	Net	Cost	Accumulated Amortization	Impairment	Net
Finite-life intangibles
Customer relationship	$125,828	$(105,911)	$—	$19,917	$122,109	$(97,704)	$—	$24,405
Supply agreement	26,000	(26,000)	—	—	26,000	(25,274)	—	726
Non-compete agreements	2,101	(1,197)	—	904	1,758	(856)	—	902
Trade names	238	(238)	—	—	238	—	—	238

Total finite-life intangibles	154,167	(133,346)	—	20,821	150,105	(123,834)	—	26,271
Indefinite-life intangibles
Trade names	166,000	—	(34,900)	131,100	166,000	—	(34,900)	131,100

Total intangible assets	$320,167	$(133,346)	$(34,900)	$151,921	$316,105	$(123,834)	$(34,900)	$157,371

        Total amortization expense related to intangible assets was approximately $9.5, $11.1 and $12.0 million for the years ended December 31, 2017, 2016 and 2015, respectively.

        There were no impairment charges during 2017, 2016 or 2015 with respect to other intangible assets.

        At December 31, 2017, future estimated amortization expense related to intangible assets for each of the years ended December 31, 2018 to 2022 is estimated as follows:

(in thousands)
2018	$7,594
2019	5,005
2020	2,765
2021	2,106
2022	1,376

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

6. Selected Financial Statement Information (Continued)

        Future amortization expense is an estimate. Actual amounts may change due to additional intangible asset acquisitions, impairment, accelerated amortization or other events.

7. Dividend and Equity Distribution

        On June 8, 2011, the Board of Directors declared an equity distribution of $0.12 per option to holders of outstanding options on the Parent's stock on June 10, 2011 that vested on December 31, 2011, 2012, 2013, 2014 and 2015.

        Our consolidated balance sheet as of December 31, 2016 reflected the decrease in equity for dividends paid to Parent shareholders and distributions to vested option holders on July 1, 2011, December 31, 2011, December 31, 2012, December 31, 2013, December 31, 2014 and December 31, 2015 based on an estimated option forfeiture rate of 2% annually.

8. Long-Term Debt

        Long-term debt at December 31, 2017 and 2016 consists of the following:

(in thousands)	December 31, 2017	December 31, 2016
Original notes—7.625%	$421,772	$420,523
Add-on notes—7.625%	224,338	225,743
Senior secured credit facility	38,944	43,917
Capital lease obligations	18,054	17,134

	703,108	707,317
Less: Current portion of long-term debt	(5,043)	(5,454)

Total long-term debt	$698,065	$701,863

(1)
The carrying value of the Original notes—7.625% is net of unamortized deferred financing costs of $3.2 and $4.5 million as of December 31, 2017 and 2016, respectively.

(2)
The carrying value of the Add-on notes—7.625% is net of unamortized deferred financing costs of $1.3 and $1.9 million as of December 31, 2017 and 2016, respectively, and includes unamortized bond premium of $5.7 and $7.6 million as of December 31, 2017 and 2016, respectively.

(3)
The carrying value of the Senior secured credit facility is net of unamortized deferred financing costs of $1.3 and $1.8 million as of December 31, 2017 and 2016, respectively.

        Original Notes and Add-on Notes—7.625%.    On August 7, 2012, we issued $425.0 million in aggregate principal amount of 7.625% Second Lien Senior Secured Notes due 2020 (the "Original Notes") under an indenture dated as of August 7, 2012 (the "2012 Indenture"). On February 12, 2013, we issued $220.0 million in aggregate principal amount of 7.625% Second Lien Senior Secured Notes due 2020 (the "Add-on Notes", and along with the Original Notes, the "2012 Notes") as "additional notes" pursuant to the 2012 Indenture. The 2012 Notes mature on August 15, 2020.

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

8. Long-Term Debt (Continued)

        The 2012 Indenture provides that the 2012 Notes are our second lien senior secured obligations and are fully and unconditionally guaranteed on a second lien senior secured basis by our existing and certain of our future 100%-owned domestic subsidiaries.

        Interest on the 2012 Notes is payable, entirely in cash, semiannually, in arrears, on February 15 and August 15 of each year. We may redeem some or all of the 2012 Notes at the redemption prices set forth in the 2012 Indenture. If we sell certain assets or undergo certain kinds of changes of control, we must offer to repurchase the 2012 Notes.

        Our 2012 Notes are subject to certain debt covenants which are described below under the heading "2012 Indenture."

        Senior Secured Credit Facility.    On November 24, 2015, we entered into a Third Amended and Restated Credit Agreement with Bank of America, N.A., as agent for the lenders, and the lenders party thereto (the "Third Amended Credit Agreement"), which amended our then-existing senior secured credit facility originally dated as of May 31, 2007 and amended and restated as of May 6, 2010 and as of July 31, 2012. We refer to the third amended and restated senior secured credit facility as the "senior secured credit facility." The senior secured credit facility is a first lien senior secured asset based revolving credit facility that is available for working capital and general corporate purposes, including permitted investments, capital expenditures and debt repayments, on a fully revolving basis, subject to the terms and conditions set forth in the credit documents in the form of revolving loans, swing line loans and letters of credit. The Third Amended Credit Agreement extended the maturity date of the revolving loans to the earliest of (i) November 24, 2020 and (ii) 90 days prior to the maturity of the 2012 Notes, and reduced (i) the interest rate applicable to borrowings under the Third Amended Credit Agreement to a per annum rate, determined based on our usage of the credit facility as provided in the Third Amended Credit Agreement, ranging from 1.50% to 2.00% above the adjusted LIBOR rate used by the agent or, at our option, 0.50% to 1.00% above the Base Rate as defined in the Third Amended Credit Agreement and (ii) the unused line fee rate to 0.25%. Our obligations under the Third Amended Credit Agreement are secured by a first priority security interest in substantially all of the assets of the Company, Parent, SS and RES, excluding a pledge of the Company's and its subsidiaries' stock, any joint ventures and certain other exceptions. Our obligations under the Third Amended Credit Agreement are unconditionally guaranteed by the Parent, SS and RES.

        Our senior secured credit facility provides the aggregate amount we may borrow under revolving loans up to $235.0 million, subject to our borrowing base.

        As of December 31, 2017, we had $122.6 million of availability under the senior secured credit facility based on a borrowing base of $167.7 million less borrowings of $40.2 million and after giving effect to $4.9 million used for letters of credit.

        The senior secured credit facility requires our compliance with various affirmative and negative covenants. Pursuant to the affirmative covenants, we and Parent agreed to, among other things, deliver financial and other information to the administrative agent, provide notice of certain events (including events of default), pay our obligations, maintain our properties, maintain the security interest in the collateral for the benefit of the administrative agent and the lenders and maintain insurance.

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

8. Long-Term Debt (Continued)

        Among other restrictions, and subject to certain definitions and exceptions, the senior secured credit facility restricts our ability to:

  •
  incur indebtedness;

  •
  create or permit liens;

  •
  declare or pay dividends and certain other restricted payments;

  •
  consolidate, merge or recapitalize;

  •
  acquire or sell assets;

  •
  make certain investments, loans or other advances;

  •
  enter into transactions with affiliates;

  •
  change our line of business; and

  •
  enter into hedging transactions.

        The senior secured credit facility also contains a financial covenant that is triggered if our available borrowing capacity is less than $20.0 million for a certain period, which consists of a minimum ratio of trailing four-quarter Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") to cash interest expense, as such terms are defined in the senior secured credit facility.

        The senior secured credit facility specifies certain events of default, including, among others, failure to pay principal, interest or fees, violation of covenants, inaccuracy of representations or warranties, bankruptcy events, certain ERISA-related events, cross-defaults to other material agreements, change of control events and invalidity of guarantees or security documents. Some events of default will be triggered only after certain cure periods have expired, or will provide for materiality thresholds. If such a default occurs, the lenders under the senior secured credit facility would be entitled to take various actions, including all actions permitted to be taken by a secured creditor and the acceleration of amounts due under the senior secured credit facility.

        At December 31, 2017, we had $40.2 million of borrowings outstanding of which $3.2 million was accruing interest at a a rate of 5.5% and $37.0 million was accruing interest at a rate of 3.5%.

        We were in compliance with all financial debt covenants for all years presented.

        2012 Indenture.    Our 2012 Notes are guaranteed, jointly and severally, on a second priority senior secured basis, by Surgical Services and RES, and are also similarly guaranteed by certain of our future 100%-owned domestic subsidiaries. The 2012 Notes are our second priority senior secured obligations and rank (i) equal in right of payment with all of our existing and future unsubordinated indebtedness and effectively senior to any such unsecured indebtedness to the extent of the value of collateral; (ii) senior in right of payment to all of our and our guarantors' existing and future subordinated indebtedness; (iii) effectively junior to our senior secured credit facility and certain other obligations secured by a lien on assets, in each case, to the extent of the value of such collateral or assets; and (iv) structurally subordinated to any indebtedness and other liabilities (including trade payables) of any of our future subsidiaries that are not guarantors.

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

8. Long-Term Debt (Continued)

        The 2012 Indenture contains covenants that limit our and our guarantors' ability, subject to certain definitions and exceptions, and certain of our future subsidiaries' ability to:

  •
  incur additional indebtedness;

  •
  pay cash dividends or distributions on our capital stock or repurchase our capital stock or subordinated debt;

  •
  issue redeemable stock or preferred stock;

  •
  issue stock of subsidiaries;

  •
  make certain investments;

  •
  transfer or sell assets;

  •
  create liens on our assets to secure debt;

  •
  enter into transactions with affiliates; and

  •
  merge or consolidate with another company.

        The 2012 Indenture specifies certain events of default, including among others, failure to pay principal, interest or premium, violation of covenants and agreements, cross-defaults to other material agreements, bankruptcy events, invalidity of guarantees, and a default in the performance by us of the security documents relating to the 2012 Indenture. Some events of default will be triggered only after certain grace or cure periods have expired, or provide for materiality thresholds. In the event certain bankruptcy-related defaults occur, the 2012 Notes will become due and payable immediately. If any other default occurs, the Trustee (and in some cases the noteholders) would be entitled to take various actions, including acceleration of amounts due under the 2012 Indenture.

        We were in compliance with all financial debt covenants for all years presented.

        Maturities of Long-Term Debt.    At December 31, 2017, maturities of long-term debt for each of our fiscal years ending December 31, 2018 to 2022 and thereafter, are estimated as follows:

(in thousands)
2018	$5,043
2019	3,637
2020	687,801
2021	1,879
2022	1,358
Thereafter	3,536

Total payments	703,254
Unamortized deferred financing costs	(5,831)
Unamortized bond premium	5,685

$703,108

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

9. Commitments and Contingencies

        Rental expenses were approximately $13.2, $13.6 and $12.5 million for the years ended December 31, 2017, 2016 and 2015, respectively. At December 31, 2017, the Company was committed under various non-cancellable operating leases for its district, corporate and other operating locations with annual rental commitments for each of the years ending December 31, 2018 to 2022 and thereafter of the following:

(in thousands)
2018	$9,501
2019	8,781
2020	7,402
2021	5,487
2022	3,696
Thereafter	3,697

$38,564

        The Company, in the ordinary course of business, could be subject to liability claims related to employees and the equipment that it rents and services. Asserted claims are subject to many uncertainties and the outcome of individual matters is not predictable. While the ultimate resolution of these actions may have an impact on the Company's financial results for a particular reporting period, management believes that any such resolution would not have a material adverse effect on the financial position, results of operations or cash flows of the Company and the chance of a negative outcome on outstanding litigation is considered remote.

        In May 2016, the Company entered into an amendment to an agreement with a supplier. Between the original agreement and this amendment, certain end users described in the original agreement have entered into a direct agreement with the supplier or have elected to participate in a group purchasing organization agreement with the supplier. As a result, the supplier agreed to make a payment of $2.75 million to the Company. The Company recorded a net gain of $2.75 million related to this settlement which is reflected as a Gain on settlement in the Consolidated Statements of Operations for the year ended December 31, 2016.

        In 2014, a supplier ceased distribution of one of its products in the United States following a request from the FDA. On May 7, 2015, the Company entered into an agreement with the former supplier resolving all matters related to the cessation of our commercial relationships with each other. The Company received $7.5 million in net cash during 2015 after settling all open receivables and payables between the two parties and return of relevant product. The Company recorded a net gain of $5.7 million related to this settlement for the year ended December 31, 2015. The Company recorded additional gain of $0.3 million related to this settlement for the year ended December 31, 2016.

        On January 13, 2015, the Company filed suit in the Western District of Texas against Hill-Rom Holdings, Inc., Hill-Rom Company, Inc. and Hill-Rom Services, Inc. (the "Defendants") alleging that the Defendants violated federal and state antitrust laws by willfully and unlawfully engaging in a pattern of exclusionary and predatory conduct in order to foreclose market competition and seeking

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

9. Commitments and Contingencies (Continued)

actual damages, trebled damages and punitive damages. See Note 21, Subsequent Events, for further update of this litigation.

10. Shareholder's Deficit

Common Stock

        The Company has authorized and issued 1,000 shares of common stock with a par value of $0.01 per share.

Accumulated Other Comprehensive Loss

(in thousands)	December 31, 2017	December 31, 2016
Unrealized loss on minimum pension liability adjustment, net of tax	$(6,638)	$(7,826)

        Changes in Accumulated Other Comprehensive Income for the year ended December 31, 2017 are as follows:

(in thousands)
Minimum pension liability—balance at December 31, 2016	$(7,826)

Net actuarial gain	445
Reclassification for amortization of net gain	743

Net current year other comprehensive income	1,188

Minimum pension liability—balance at December 31, 2017	$(6,638)

        Amount reclassified from accumulated other comprehensive income is included in the selling, general and administrative expense in the Consolidated Statements of Operations.

11. Share-Based Compensation

        The 2007 Stock Option Plan provides for the issuance of 43.9 million nonqualified stock options of Parent to any of its and Parent's executives, other key employees and to consultants and certain non-employee directors. The options allow for the purchase of shares of common stock of Parent at prices equal to the stock's fair market value at the date of grant.

        Options granted had a ten-year contractual term and vest over approximately six years. For option grants to its employees, half of the options have fixed vesting schedules and the other half of the options vest upon the achievement of established performance targets, though options subject to performance targets were amended on August 11, 2010. The amendment, among other things, did away with the requirement that the EBITDA-based performance objectives be achieved in order for performance vesting options to vest, in effect providing for time-based vesting of these options rather than performance vesting. For option grants to its directors, all of the options vest on a fixed schedule.

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

11. Share-Based Compensation (Continued)

The shares issued to a grantee upon the exercise of such grantee's options will be subject to certain restrictions on transferability as provided in the 2007 Stock Option Plan. Grantees are subject to non-competition, non-solicitation and confidentiality requirements as set forth in their respective stock option grant agreements. Forfeited options are available for future issue.

        Effective November 4, 2014, the Compensation Committee of our Board of Directors recommended, and the board of directors of Parent (the "Parent Board"), approved, an amendment (the "Amendment") to the 2007 Stock Option Plan to remove the 2007 Stock Option Plan's mandatory ten year limit on the duration of stock options. In addition, the Compensation Committee recommended, and the Parent Board approved, unilateral amendments to the outstanding stock option agreements. These amendments extend the expiration date of such options to November 4, 2024 and reset the option exercise price at $0.71 per share, which was the fair market value of Parent's common stock on the amendment date as determined by a third party valuation obtained by the Parent Board. The original options were granted from June 18, 2007 to May 21, 2013 with exercise prices ranging from $1.00 to $1.83. The Amendment to the 2007 Stock Option Plan and the amendments to the individual options do not change the number of options granted, the vesting commencement date, the vesting schedules or any continued service requirements. The amendment resulted in additional share-based compensation expense of approximately $1.7 million, of which $0.1, $0.1 and $0.2 million was recognized in 2017, 2016 and 2015, respectively.

        A summary of the status of Parent's 2007 Stock Option Plan as of and for the years ended December 31, 2017, 2016 and 2015 is detailed below:

(in thousands except exercise price and years)	Number of options	Weighted average exercise price	Aggregate intrinsic value	Weighted average remaining contractual term (years)
Outstanding at December 31, 2015	33,889	$0.71	$10,506	8.9
Granted	6,973	1.02
Exercised	(122)	0.71	$38
Forfeited or expired	(3,767)	0.71

Outstanding at December 31, 2016	36,973	$0.77	$9,315	7.8

Granted	1,518	1.19
Exercised	(123)	0.76	$137
Forfeited or expired	(695)	0.77

Outstanding at December 31, 2017	37,673	$0.79	$40,875	6.8

Exercisable at December 31, 2017	20,845	$0.75	$23,266	6.8

Remaining authorized options available for issue	5,768

        The exercise price of the stock option award is equal to the market value of Parent's common stock on the grant date as determined reasonably and in good faith by the Parent's Board of Directors

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

11. Share-Based Compensation (Continued)

and compensation committee and based on an analysis of a variety of factors including peer group multiples, merger and acquisition multiples, and discounted cash flow analyses.

        The intrinsic value of a stock award is the amount by which the market value of the underlying stock exceeds the exercise price of the award.

        We determine the fair value of options using the Black-Scholes option pricing model. The estimated fair value of options, including the effect of estimated forfeitures, is recognized as expense on a straight-line basis over the options' vesting periods. The assumptions in the table below was used to determine the Black-Scholes fair value of stock options granted during the years ended December 31, 2017, 2016, and 2015.

	Year Ended December 31,
	2017	2016	2015
Risk-free interest rate	1.82%	1.56%	1.75%
Expected volatility	29.1%	30.6%	27.0%
Dividend yield	N/A	N/A	N/A
Expected option life (years)	5.34	5.86	5.26
Black-Scholes Value of options	$0.35	$0.33	$0.20

        Expected volatility is based on an independent valuation of the stock of companies within our peer group. Given the lack of a true comparable company, the peer group consists of selected public health care companies representing our suppliers, customers and competitors within certain product lines. The risk free-interest rate is based on the U.S. Treasury yield curve in effect at the grant date based on the expected option life. The expected option life is estimated based on foreseeable trends.

        In April 2015, Parent granted the Company's Chief Executive Officer 7.0 million restricted stock units which vest over four years. Total compensation expense related to this grant was $1.3, $1.3 and $0.9 million for the years ended December 31, 2017, 2016 and 2015, respectively.

        Although Parent grants the stock options and restricted stock units, the Company recognizes compensation expense related to these options and units since the services are performed for its benefit. For the years ended December 31, 2017, 2016 and 2015, we recognized non-cash share-based compensation expense of $3.0, $3.1 and $2.4 million, respectively, which is primarily included in selling, general and administrative expenses.

        At December 31, 2017, unearned non-cash share-based compensation related to our options, that we expect to recognize as expense over a weighted average period of 2.0 years, totals approximately $4.0 million, net of our estimated forfeiture rate of 2.0%. The expense could be accelerated upon the sale of Parent or the Company.

12. Related Party Transactions

Management Agreement

        On May 31, 2007, we and affiliates of IPC entered into a professional services agreement pursuant to which IPC provides general advisory and management services to us with respect to financial and

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

12. Related Party Transactions (Continued)

operating matters. IPC is a principal owner of Parent, and each of Robert Juneja, Bret Bowerman and Keith Zadourian are members of our board of directors and are associated with IPC. The professional services agreement requires us to pay an annual fee for ongoing advisory and management services equal to the greater of $0.5 million or 0.75% of our Adjusted EBITDA (as defined in the professional services agreement) for the immediately preceding fiscal year, payable in quarterly installments. The professional services agreement provides that IPC will be reimbursed for its reasonable out-of-pocket expenses in connection with certain activities undertaken pursuant to the professional services agreement and will be indemnified for liabilities incurred in connection with its role under the professional services agreement, other than for liabilities resulting from its gross negligence or willful misconduct. The term of the professional services agreement commenced on May 31, 2007 and will remain in effect unless and until either party notifies the other of its desire to terminate, we are sold to a third-party purchaser or we consummate a qualified initial public offering, as defined in the professional services agreement. Total professional services agreement fees incurred to IPC were $1.0, $1.0 and $1.0 million for the years ended December 31, 2017, 2016 and 2015, respectively.

2007 Stock Option Plan

        Parent established the 2007 Stock Option Plan. Compensation expense related to service provided by the Company's employees is recognized in the accompanying consolidated statements of operations.

        In connection with the Restricted Stock Unit Award Agreement, dated as of April 13, 2015, between an officer and the Company, we entered into a promissory note agreement with the officer dated April 13, 2016 for a total amount of $1.0 million and dated April 13, 2017 for a total amount of $0.9 million which are included in other long-term assets in the Consolidated Balance Sheets. These note receivables bear annual interest at 1.45%-2.12%. The principal and accrued interest of these notes are due on the earliest of (i) the seventh anniversary of the date of this loan, (ii) any event with respect to borrower, which, in any such case of the loan were to remain outstanding on and after such date, would result in violation of Section 402 of the Sarbanes-Oxley Act of 2002, (iii) and certain events of default or (iv) a change in control. Interest income for this note was $0.03 and $0.01 million for the year ended December 31, 2017 and 2016.

        On May 31, 2017, Parent sold an aggregate of 1,596,640 unregistered shares of its common stock to certain of our executive officers for an aggregate purchase price of $1.9 million. These shares are subject to the restrictions set forth in UHS Holdco, Inc.'s Securityholders Agreement, dated as of May 31, 2007 (as amended). The sales of the above securities were exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon Section 4(2) of the Securities Act. The purchasers of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. Proceeds from sale of the securities were contributed from Parent to the Company and used for general operating purposes and the repayment of outstanding debt obligations.

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

13. Limited Liability Companies

        We participate with others in the formation of LLCs in which Surgical Services becomes a partner and shares the financial interest with the other investors. Surgical Services is the primary beneficiary of these LLCs. These LLCs acquire certain medical equipment for use in their respective business activities, which generally focus on surgical procedures. The LLCs will acquire medical equipment for rental purposes under equipment financing leases. At December 31, 2017, the LLCs had approximately $0.9 million of total assets. The third party investors in each respective LLC generally provide the lease financing company with individual proportionate lease guarantees based on their respective ownership percentages in the LLCs. In addition, Surgical Services will provide such financing companies with its corporate guarantee based on its respective ownership interest in each LLC. In certain instances, Surgical Services has provided such financing companies with an overall corporate guarantee in connection with equipment financing transactions. In such instances, the individual investors in each respective LLC will generally indemnify us against losses, if any, incurred in connection with its corporate guarantee. Additionally, we provide operational and administrative support to the LLCs in which it is a partner. As of December 31, 2017, we held interests in four active LLCs.

        In accordance with guidance issued by the FASB, we accounted for equity investments in LLCs (in which we are the primary beneficiary) under the full consolidation method whereby transactions between Surgical Services and the LLCs have been eliminated through consolidation.

14. Employee Benefit Plans

        ASC Topic 715, "Compensation—Retirement Benefits" requires employers to recognize the under- funded or over funded status of a defined benefit post retirement plan as an asset or liability in its statements of financial position and to recognize changes in the funded status in the year in which the changes occur through accumulated other comprehensive income. Additionally, ASC Topic 715 requires employers to measure the funded status of a plan as of the date of its year-end statement of financial position.

        Pension plan benefits are to be paid to eligible employees after retirement based primarily on years of credited service and participants' compensation. The Company uses a December 31 measurement date. Effective December 31, 2002, the Company froze the benefits under the pension plan.

        The change in benefit obligation, pension plan assets and funded status as of and for the years ended December 31, 2017 and 2016 are as follows:

Change in Benefit Obligation

(in thousands)	2017	2016
Benefit obligations at beginning of year	$27,728	$27,281
Interest cost	1,128	1,179
Actuarial (gain) loss	1,773	353
Benefit paid	(1,134)	(1,085)

Benefit obligations at end of year	$29,495	$27,728

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

14. Employee Benefit Plans (Continued)

Change in Plan Assets

(in thousands)	2017	2016
Fair value of plan assets at beginning of year	$19,600	$19,537
Actual (loss) return on plan assets	3,330	1,148
Benefits paid	(1,134)	(1,085)
Employer contribution	412	—

Fair value of plan assets at end of year	$22,208	$19,600

Funded Status

(in thousands)	2017	2016
Funded status	$(7,287)	$(8,128)
Unrecognized net actuarial loss/accumulated other comprehensive loss	9,064	10,252

Net amount recognized	$1,777	$2,124

        A summary of our pension plan projected benefit obligation, accumulated obligation and fair value of pension plan assets at December 31, are as follows:

(in thousands)	2017	2016
Projected benefit obligation	$29,495	$27,728
Accumulated benefit obligation ("ABO")	29,495	27,728
Fair value of plan assets	22,208	19,600
ABO less fair value of plan assets	7,287	8,128

        Amounts recognized in the consolidated balance sheets at December 31, are as follows:

(in thousands)	2017	2016
Current Liabilities	$810	$412
Noncurrent Liabilities	6,477	7,716

Total Amount Recognized	$7,287	$8,128

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

14. Employee Benefit Plans (Continued)

Net Periodic Benefit Cost

        The components of net periodic benefit cost are as follows:

	Year Ended December 31,
(in thousands)	2017	2016	2015
Interest cost	$1,128	$1,179	$1,159
Expected return on plan assets	(1,111)	(1,197)	(1,264)
Recognized net actuarial loss	743	740	976

Net periodic benefit cost	$760	$722	$871

Change in Accumulated Other Comprehensive Loss

	Year Ended December 31,
(in thousands)	2017	2016	2015
Beginning of year	$(10,252)	$(10,591)	$(11,488)
Net actuarial gain (loss)	445	(401)	(79)
Amortization of net loss	743	740	976

End of year	$(9,064)	$(10,252)	$(10,591)

Pension Plan Assets

        Our target pension plan asset allocation and actual pension plan allocation of assets at December 31, are as follows:

Asset Category	Target Allocation	2017	2016
Equity securities	75%	80%	83%
Debt securities and cash	25	20	17

	100%	100%	100%

        The pension plan assets are invested with the objective of maximizing long-term returns while minimizing material losses in order to meet future benefit obligations when they come due.

        The Company utilizes an investment approach with a mix of equity and debt securities used to maximize the long-term return on assets. Risk tolerance is established through consideration of pension plan liabilities, funded status and corporate financial condition. The investment portfolio consists of a diversified blend of mutual funds and fixed-income investments. Investment risk is measured and monitored on an ongoing basis through quarterly investment portfolio reviews and annual asset and liability reviews.

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

14. Employee Benefit Plans (Continued)

Fair Value Measurement

        The following table presents our plan assets, using the fair value hierarchy as disclosed in Note 4, Fair Value Measurements, as of December 31, 2017 and 2016.

	Assets at Fair Value as of December 31, 2017
(in thousands)	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$97	$—	$—	$97
Registered investment companies:
Total international stock index fund	9,319	—	—	9,319
Total stock market index fund	5,239	—	—	5,239
Total return fund	4,443	—	—	4,443
Volatility risk premium defensive fund	3,110	—	—	3,110

Total assets at fair value	$22,208	$—	$—	$22,208

	Assets at Fair Value as of December 31, 2016
(in thousands)	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$92	$—	$—	$92
Registered investment companies:
Total international stock index fund	7,392	—	—	7,392
Total stock market index fund	8,925	—	—	8,925
Total return fund	3,191	—	—	3,191

Total assets at fair value	$19,600	$—	$—	$19,600

        Investments in Equity and Debt Securities are valued at the net asset value of units held at the end of the period based upon the value of the underlying investments as determined by quoted market prices. These investments are classified as Level 1.

Contributions

        The Company contributed $0.4, $0 and $0.3 million to the pension plan during the years ended December 31, 2017, 2016 and 2015, respectively. The Company expects to make contribution of approximately $0.8 million in 2018.

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

14. Employee Benefit Plans (Continued)

Estimated Future Benefit Payments

        The following benefit payments are expected to be paid:

(in thousands)
2018	$1,184
2019	1,256
2020	1,319
2021	1,361
2022	1,450
2023 to 2027	8,279

Pension Plan Assumptions

        The following weighted-average assumptions were used as of each of the years ended December 31, as follows:

	2017	2016	2015
Weighted-average actuarial assumptions used to determine benefit obligations:
Discount rate	3.61%	4.16%	4.43%
Expected return on assets	5.50%	6.00%	6.35%
Weighted-average actuarial assumptions used to determine net periodic benefit cost:
Discount rate	4.16%	4.43%	4.08%
Expected return on assets	5.50%	6.00%	6.35%
Rate of compensation increase	N/A	N/A	N/A

        These assumptions are reviewed on an annual basis. The discount rate reflects the current rate at which the pension obligation could be effectively settled at the end of the year. The Company sets its rate to reflect the yield of a portfolio of high quality, fixed-income debt instruments that would produce cash flow sufficient in timing and amount to settle projected future benefits. In determining the expected return on asset assumption, the Company evaluates the long-term returns earned by the pension plan, the mix of investments that comprise pension plan assets and forecasts of future long-term investment returns.

Other Employee Benefits

        The Company also sponsors a defined contribution plan, which qualifies under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code") and covers substantially all of the Company's employees. Employees may contribute annually up to 60% of their base compensation on a pre-tax basis (subject to Internal Revenue Service limitation). The company matching contribution is 50% of the first 6% of base compensation that an employee contributes. We made matching

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

14. Employee Benefit Plans (Continued)

contributions to the plan of approximately $2.6, $2.4 and $2.1 million for the years ended December 31, 2017, 2016 and 2015, respectively.

        The Company is self-insured for employee health care up to $250,000 per member per plan year and aggregate claims up to 125% of expected claims per plan year. Also, the Company purchases workers' compensation and automobile liability coverage with related deductibles. The Company is liable for up to $250,000 per individual workers' compensation claim and up to $250,000 per accident for automobile liability claims. Self-insurance and deductible costs are included in other accrued expenses in the consolidated balance sheets and are accrued based upon the aggregate of the liability for reported claims and an actuarially determined estimated liability for claims development and incurred but not reported.

15. Income Taxes

        The (benefit) provision for income taxes consists of the following:

	Year Ended December 31,
(in thousands)	2017	2016	2015
Current—State	$716	$688	$522
Deferred	(17,875)	258	234

	$(17,159)	$946	$756

        Reconciliations between the Company's effective income tax rate and the U.S. statutory rate are as follow:

	Year Ended December 31,
	2017	2016	2015
Statutory U.S. Federal income tax rate	(35.0)%	(35.0)%	(35.0)%
State income taxes, net of U.S. Federal income tax	3.8	0.9	(2.2)
Valuation allowance	38.7	30.9	16.8
Permanent items	1.0	8.2	5.1
Indefinite-life intangibles	5.5	2.0	0.8
Deferred item adjustments	(0.1)	0.4	17.2
Federal tax reform—deferred rate change	(220.0)	—	—

Effective income tax rate	(206.1)%	7.4%	2.7%

        On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the "Tax Act"). The Tax Act makes broad and complex changes to the U.S. tax code that affects 2017, including, but not limited to, accelerated depreciation that will allow for full expensing of qualified property. The Tax Act also establishes new tax laws that will affect 2018 and after, including a reduction in the U.S. federal corporate income tax rate from 35% to 21%, as well as limitations on the deductibility of interest expense and executive compensation.

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

15. Income Taxes (Continued)

        On December 22, 2017, the SEC staff issued Staff Accounting Bulletin No. 118 ("SAB 118"), which provides guidance on accounting for the tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under ASC 740, Income Taxes. In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Tax Act for which the accounting under ASC 740 is complete. To the extent that a company's accounting for certain income tax effects of the Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate in the financial statements.

        In connection with our initial analysis of the impact of the Tax Act, we have recorded a provisional income tax benefit of approximately $18.3 million for the revaluation of our net deferred tax liability. Our effective tax rate was reduced by 220.0 percentage points primarily as a result of the revaluation of our net deferred tax liability.

        The components of the Company's overall deferred tax assets and liabilities at December 31 are as follows:

(in thousands)	2017	2016
Deferred tax assets
Accounts receivable	$316	$550
Accrued compensation and pension	4,781	5,911
Inventories	501	816
Other assets	1,047	1,508
Unrealized loss on pension	2,345	4,027
Net operating loss carryforwards	52,508	83,526

Deferred tax assets	61,498	96,338
Valuation allowance	(44,403)	(63,672)

Total deferred tax assets	17,095	32,666

Deferred tax liabilities
Accelerated depreciation and amortization	(51,630)	(84,814)
Prepaid assets	(807)	(1,069)

Total deferred tax liabilities	(52,437)	(85,883)

Net deferred tax liabilities	$(35,342)	$(53,217)

        At December 31, 2017, the Company had available unused federal net operating loss carryforwards of approximately $206.7 million. The net operating loss carryforwards will expire at various dates from 2019 through 2038. Net operating loss carryforwards of the Company are subject to review and possible adjustment by the taxing authorities.

        In assessing the need for a valuation allowance, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. We evaluate our ability to realize the tax benefits associated with deferred tax assets by analyzing the relative impact of all the available

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

15. Income Taxes (Continued)

positive and negative evidence regarding our forecasted taxable income, the reversal of existing deferred tax liabilities, taxable income in prior carry-back years (if permitted) and the availability of tax planning strategies. Based on the expected reversal of the existing deferred tax assets and liabilities at December 31, 2017, we believe that a portion of the deferred tax assets will not be realized. As such, we have recorded a valuation allowance of $44.4 million primarily related to federal and state net operating losses that are not expected to be realized prior to their expiration. The valuation allowance decreased in 2017 mainly due to the reduction in the federal corporate tax rate from the Tax Act.

        Under the Code, certain corporate stock transactions into which the Company has entered or may enter in the future could limit the amount of net operating loss carryforwards which may be utilized on an annual basis to offset taxable income in future periods.

        ASC Topic 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

        Our evaluation was performed for the tax years ended December 31, 2017, 2016 and 2015, which are the tax years that remain subject to examination by major tax jurisdictions as of December 31, 2017.

        A reconciliation of the beginning and ending amount of unrecognized tax benefit for the years ended December 31, 2017, 2016 and 2015

(in thousands)
Unrecognized tax benefits balance at January 1, 2015	$2,072
Gross decreases for tax positions in 2015	—

Unrecognized tax benefits balance at December 31, 2015	2,072
Gross decreases for tax positions in 2016	—

Unrecognized tax benefits balance at December 31, 2016	2,072
Gross decreases for tax positions in 2017	(707)

Unrecognized tax benefits balance at December 31, 2017	$1,365

        Included in the unrecognized tax benefits as of December 31, 2017 are $1.4 million of tax benefits that, if recognized, would decrease the effective tax rate.

16. Consolidating Financial Statements

        In accordance with the provisions of the 2012 Indenture, as 100%-owned subsidiaries of UHS, Surgical Services ("SS") and RES have jointly and severally guaranteed all the Company's Obligations (as defined in the 2012 Indenture) on a full and unconditional basis. Consolidating financial information of UHS and the guarantors is presented on the following pages.

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

16. Consolidating Financial Statements (Continued)

Universal Hospital Services, Inc.
Consolidating Balance Sheets
(in thousands, except share and per share information)

	December 31, 2017
	Parent Issuer UHS	Subsidiary Guarantors SS & RES	Consolidating Adjustments	Consolidated
Assets
Current assets:
Accounts receivable, less allowance for doubtful accounts	$76,093	$13,544	$—	$89,637
Due from affiliates	31,590	—	(31,590)	—
Inventories	3,800	5,960	—	9,760
Other current assets	6,127	709	—	6,836

Total current assets	117,610	20,213	(31,590)	106,233
Property and equipment:
Medical equipment	564,316	64,877	—	629,193
Property and office equipment	92,414	12,927	—	105,341
Accumulated depreciation	(485,960)	(50,560)	—	(536,520)

Total property and equipment, net	170,770	27,244	—	198,014
Other long-term assets:
Goodwill	283,141	63,027	—	346,168
Investment in subsidiary	76,606	—	(76,606)	—
Other intangibles, net	136,563	15,358	—	151,921
Other	2,411	698	—	3,109

Total assets	$787,101	$126,540	$(108,196)	$805,445

Liabilities and (Deficit) Equity
Current liabilities:
Current portion of long-term debt	$3,451	$1,592	$—	$5,043
Book overdrafts	5,345	22	—	5,367
Due to affiliates	—	31,590	(31,590)	—
Accounts payable	29,842	6,847	—	36,689
Accrued compensation	18,696	2,802	—	21,498
Accrued interest	18,671	—	—	18,671
Other accrued expenses	16,018	1,745	—	17,763

Total current liabilities	92,023	44,598	(31,590)	105,031
Long-term debt, less current portion	694,171	3,894	—	698,065
Pension and other long-term liabilities	11,384	1	—	11,385
Deferred income taxes, net	34,126	1,216	—	35,342
Commitments and contingencies
(Deficit) Equity
Common stock	—	—	—	—
Additional paid-in capital	250,033	76,003	(76,018)	250,018
Accumulated deficit	(288,586)	588	—	(287,998)
Accumulated earnings in subsidiary	588	—	(588)	—
Accumulated other comprehensive loss	(6,638)	—	—	(6,638)

Total Universal Hospital Services, Inc. (deficit) equity	(44,603)	76,591	(76,606)	(44,618)
Noncontrolling interest	—	240	—	240

Total (deficit) equity	(44,603)	76,831	(76,606)	(44,378)

Total liabilities and (deficit) equity	$787,101	$126,540	$(108,196)	$805,445

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

16. Consolidating Financial Statements (Continued)

Universal Hospital Services, Inc.
Consolidating Balance Sheets
(in thousands, except share and per share information)

	December 31, 2016
	Parent Issuer UHS	Subsidiary Guarantors SS & RES	Consolidating Adjustments	Consolidated
Assets
Current assets:
Accounts receivable, less allowance for doubtful accounts	$71,802	$12,462	$—	$84,264
Due from affiliates	28,523	—	(28,523)	—
Inventories	4,754	6,331	—	11,085
Other current assets	10,501	597	—	11,098

Total current assets	115,580	19,390	(28,523)	106,447
Property and equipment:
Medical equipment	562,422	55,630	—	618,052
Property and office equipment	83,716	11,130	—	94,846
Accumulated depreciation	(462,167)	(42,082)	—	(504,249)

Total property and equipment, net	183,971	24,678	—	208,649
Other long-term assets:
Goodwill	283,141	60,625	—	343,766
Investment in subsidiary	72,624	—	(72,624)	—
Other intangibles, net	140,944	16,427	—	157,371
Other	1,397	493	—	1,890

Total assets	$797,657	$121,613	$(101,147)	$818,123

Liabilities and (Deficit) Equity
Current liabilities:
Current portion of long-term debt	$3,990	$1,464	$—	$5,454
Book overdrafts	9,834	866	—	10,700
Due to affiliates	—	28,523	(28,523)	—
Accounts payable	31,586	7,233	—	38,819
Accrued compensation	17,196	2,710	—	19,906
Accrued interest	18,696	—	—	18,696
Other accrued expenses	15,426	1,250	—	16,676

Total current liabilities	96,728	42,046	(28,523)	110,251
Long-term debt, less current portion	698,050	3,813	—	701,863
Pension and other long-term liabilities	12,274	3	—	12,277
Deferred income taxes, net	50,256	2,961	—	53,217
Commitments and contingencies
(Deficit) Equity
Common stock	—	—	—	—
Additional paid-in capital	245,001	75,799	(75,814)	244,986
Accumulated deficit	(293,636)	(3,190)	—	(296,826)
Accumulated loss in subsidiary	(3,190)	—	3,190	—
Accumulated other comprehensive loss	(7,826)	—	—	(7,826)

Total Universal Hospital Services, Inc. (deficit) equity	(59,651)	72,609	(72,624)	(59,666)
Noncontrolling interest	—	181	—	181

Total (deficit) equity	(59,651)	72,790	(72,624)	(59,485)

Total liabilities and (deficit) equity	$797,657	$121,613	$(101,147)	$818,123

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

16. Consolidating Financial Statements (Continued)

Universal Hospital Services, Inc.
Consolidating Statements of Operations
(in thousands)

	Year Ended December 31, 2017
	Parent Issuer UHS	Subsidiary Guarantors SS & RES	Consolidating Adjustments	Consolidated
Revenues	$419,925	$94,858	$—	$514,783
Cost of revenues	281,857	61,171	—	343,028

Gross margin	138,068	33,687	—	171,755
Selling, general and administrative	101,188	24,722	—	125,910
Operating income	36,880	8,965	—	45,845
Equity in earnings of subsidiary	(4,192)	—	4,192	—
Interest expense	51,412	2,350	—	53,762

(Loss) income before income taxes and noncontrolling interest	(10,340)	6,615	(4,192)	(7,917)
(Benefit) provision for income taxes	(19,582)	2,423	—	(17,159)

Consolidated net income	9,242	4,192	(4,192)	9,242
Net income attributable to noncontrolling interest	—	414	—	414

Net income attributable to Universal Hospital Services, Inc.	$9,242	$3,778	$(4,192)	$8,828

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

16. Consolidating Financial Statements (Continued)

Universal Hospital Services, Inc.
Consolidating Statements of Operations
(in thousands)

	Year Ended December 31, 2016
	Parent Issuer UHS	Subsidiary Guarantors SS & RES	Consolidating Adjustments	Consolidated
Revenues	$409,434	$70,067	$—	$479,501
Cost of revenues	278,860	43,789	—	322,649

Gross margin	130,574	26,278	—	156,852
Selling, general and administrative	100,038	19,351	—	119,389
(Gain) on settlement	(3,074)	—	—	(3,074)

Operating income	33,610	6,927	—	40,537
Equity in earnings of subsidiary	(2,754)	—	2,754	—
Interest expense	50,903	2,140	—	53,043

(Loss) income before income taxes and noncontrolling interest	(14,539)	4,787	(2,754)	(12,506)
(Benefit) provision for income taxes	(1,087)	2,033	—	946

Consolidated net (loss) income	(13,452)	2,754	(2,754)	(13,452)
Net income attributable to noncontrolling interest	—	308	—	308

Net (loss) income attributable to Universal Hospital Services, Inc.	$(13,452)	$2,446	$(2,754)	$(13,760)

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

16. Consolidating Financial Statements (Continued)

Universal Hospital Services, Inc.
Consolidating Statements of Operations
(in thousands)

	Year Ended December 31, 2015
	Parent Issuer UHS	Subsidiary Guarantor Surgical Services	Consolidating Adjustments	Consolidated
Revenues	$384,247	$64,434	$—	$448,681
Cost of revenues	263,117	40,772	—	303,889

Gross margin	121,130	23,662	—	144,792
Selling, general and administrative	103,322	18,261	—	121,583
Restructuring	2,321	—	—	2,321
(Gain) on settlement	(5,718)	—	—	(5,718)

Operating income	21,205	5,401	—	26,606
Equity in earnings of subsidiary	(1,692)	—	1,692	—
Interest expense	51,957	2,109	—	54,066

(Loss) income before income taxes and noncontrolling interest	(29,060)	3,292	(1,692)	(27,460)
(Benefit) provision for income taxes	(844)	1,600	—	756

Consolidated net (loss) income	(28,216)	1,692	(1,692)	(28,216)
Net income attributable to noncontrolling interest	—	432	—	432

Net (loss) income attributable to Universal Hospital Services, Inc.	$(28,216)	$1,260	$(1,692)	$(28,648)

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

16. Consolidating Financial Statements (Continued)

Universal Hospital Services, Inc.
Consolidating Statements of Comprehensive Income (Loss)
(in thousands)

	Year Ended December 31, 2017
	Parent Issuer UHS	Subsidiary Guarantors SS & RES	Consolidating Adjustments	Consolidated
Consolidated net income	$9,242	$4,192	$(4,192)	$9,242

Other comprehensive income:
Gain on minimum pension liability, net of tax	1,188	—	—	1,188

Total other comprehensive income	1,188	—	—	1,188

Comprehensive income	10,430	4,192	(4,192)	10,430
Comprehensive income attributable to noncontrolling interest	—	414	—	414

Comprehensive income attributable to Universal Hospital Services, Inc.	$10,430	$3,778	$(4,192)	$10,016

Universal Hospital Services, Inc.
Consolidating Statements of Comprehensive Income (Loss)
(in thousands)

	Year Ended December 31, 2016
	Parent Issuer UHS	Subsidiary Guarantors SS & RES	Consolidating Adjustments	Consolidated
Consolidated net (loss) income	$(13,452)	$2,754	$(2,754)	$(13,452)

Other comprehensive income:
Gain on minimum pension liability, net of tax	339	—	—	339

Total other comprehensive income	339	—	—	339

Comprehensive (loss) income	(13,113)	2,754	(2,754)	(13,113)
Comprehensive income attributable to noncontrolling interest	—	308	—	308

Comprehensive (loss) income attributable to Universal Hospital Services, Inc.	$(13,113)	$2,446	$(2,754)	$(13,421)

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

16. Consolidating Financial Statements (Continued)

Universal Hospital Services, Inc.
Consolidating Statements of Comprehensive Income (Loss)
(in thousands)

	Year Ended December 31, 2015
	Parent Issuer UHS	Subsidiary Guarantor Surgical Services	Consolidating Adjustments	Consolidated
Consolidated net (loss) income	$(28,216)	$1,692	$(1,692)	$(28,216)

Other comprehensive income:
Gain on minimum pension liability, net of tax	897	—	—	897

Total other comprehensive income	897	—	—	897

Comprehensive (loss) income	(27,319)	1,692	(1,692)	(27,319)
Comprehensive income attributable to noncontrolling interest	—	432	—	432

Comprehensive (loss) income attributable to Universal Hospital Services, Inc.	$(27,319)	$1,260	$(1,692)	$(27,751)

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

16. Consolidating Financial Statements (Continued)

Universal Hospital Services, Inc.
Consolidating Statements of Cash Flows
(in thousands)

	Year Ended December 31, 2017
	Parent Issuer UHS	Subsidiary Guarantors SS & RES	Consolidating Adjustments	Consolidated
Cash flows from operating activities:
Consolidated net income	$9,242	$4,192	$(4,192)	$9,242
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	61,918	8,814	—	70,732
Amortization of intangibles, deferred financing costs and bond premium	4,744	5,131	—	9,875
Equity in earnings of subsidiary	(4,192)	—	4,192	—
Provision for doubtful accounts	347	12	—	359
Provision for inventory obsolescence	475	238	—	713
Non-cash share-based compensation expense	2,556	483	—	3,039
Gain on sales and disposals of equipment	(2,400)	(43)	—	(2,443)
Deferred income taxes	(16,130)	(1,745)	—	(17,875)
Interest on note receivable	(29)	—	—	(29)
Changes in operating assets and liabilities:
Accounts receivable	(4,638)	(1,094)	—	(5,732)
Due from affiliates	(2,584)	—	2,584	—
Inventories	479	191	—	670
Other operating assets	420	(317)	—	103
Accounts payable	622	(651)	—	(29)
Other operating liabilities	2,365	(371)	—	1,994

Net cash provided by operating activities	53,195	14,840	2,584	70,619

Cash flows from investing activities:
Medical equipment purchases	(38,434)	(8,078)	—	(46,512)
Property and office equipment purchases	(8,592)	(244)	—	(8,836)
Proceeds from disposition of property and equipment	3,789	63	—	3,852
Issuance of note receivable from offier	(936)	—	—	(936)
Acquisitions and refund of escrow	3,701	(6,393)	—	(2,692)

Net cash used in investing activities	(40,472)	(14,652)	—	(55,124)

Cash flows from financing activities:
Proceeds under senior secured credit facility	139,223	—	—	139,223
Payments under senior secured credit facility	(144,715)	—	—	(144,715)
Payments of principal under capital lease obligations	(4,735)	(1,573)	—	(6,308)
Distributions to noncontrolling interests	—	(355)	—	(355)
Proceeds from exercise of parent company stock options	93	—	—	93
Contribution from Parent	1,900	—	—	1,900
Due to affiliates	—	2,584	(2,584)	—
Change in book overdrafts	(4,489)	(844)	—	(5,333)

Net cash used in financing activities	(12,723)	(188)	(2,584)	(15,495)

Net change in cash and cash equivalents	—	—	—	—
Cash and cash equivalents at the beginning of period	—	—	—	—

Cash and cash equivalents at the end of period	$—	$—	$—	$—

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

16. Consolidating Financial Statements (Continued)

Universal Hospital Services, Inc.
Consolidating Statements of Cash Flows
(in thousands)

	Year Ended December 31, 2016
	Parent Issuer UHS	Subsidiary Guarantors SS & RES	Consolidating Adjustments	Consolidated
Cash flows from operating activities:
Consolidated net (loss) income	$(13,452)	$2,754	$(2,754)	$(13,452)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	65,738	7,427	—	73,165
Amortization of intangibles, deferred financing costs and bond premium	8,063	3,525	—	11,588
Equity in earnings of subsidiary	(2,754)	—	2,754	—
Provision for doubtful accounts	141	74	—	215
Provision for inventory obsolescence	287	213	—	500
Non-cash share-based compensation expense	2,549	517	—	3,066
(Gain) loss on sales and disposals of equipment	(3,923)	182	—	(3,741)
Deferred income taxes	819	(561)	—	258
Interest on note receivable	(10)	—	—	(10)
Changes in operating assets and liabilities:
Accounts receivable	(9,655)	(1,516)	—	(11,171)
Due from affiliates	1,139	—	(1,139)	—
Inventories	(508)	214	—	(294)
Other operating assets	(4,871)	(667)	—	(5,538)
Accounts payable	2,608	(757)	—	1,851
Other operating liabilities	(1,840)	125	—	(1,715)

Net cash provided by operating activities	44,331	11,530	(1,139)	54,722

Cash flows from investing activities:
Medical equipment purchases	(47,957)	(8,460)	—	(56,417)
Property and office equipment purchases	(6,556)	(107)	—	(6,663)
Proceeds from disposition of property and equipment	10,147	57	—	10,204
Issuance of note receivable from officer	(983)	—	—	(983)
Acquisition	(15,795)	—	—	(15,795)

Net cash used in investing activities	(61,144)	(8,510)	—	(69,654)

Cash flows from financing activities:
Proceeds under senior secured credit facility	166,042	—	—	166,042
Payments under senior secured credit facility	(148,350)	—	—	(148,350)
Payments of principal under capital lease obligations	(4,792)	(1,538)	—	(6,330)
Payments of deferred financing costs	(109)	—	—	(109)
Holdback payment related to acquisition	—	(500)	—	(500)
Distributions to noncontrolling interests	—	(367)	—	(367)
Dividend and equity distribution payments	(24)	—	—	(24)
Proceeds from exercise of parent company stock option	87	—	—	87
Due to affiliates	—	(1,139)	1,139	—
Change in book overdrafts	3,959	524	—	4,483

Net cash provided by (used in) financing activities	16,813	(3,020)	1,139	14,932

Net change in cash and cash equivalents	—	—	—	—
Cash and cash equivalents at the beginning of period	—	—	—	—

Cash and cash equivalents at the end of period	$—	$—	$—	$—

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

16. Consolidating Financial Statements (Continued)

Universal Hospital Services, Inc.
Consolidating Statements of Cash Flows
(in thousands)

	Year Ended December 31, 2015
	Parent Issuer UHS	Subsidiary Guarantor Surgical Services	Consolidating Adjustments	Consolidated
Cash flows from operating activities:
Consolidated net (loss) income	$(28,216)	$1,692	$(1,692)	$(28,216)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	68,957	7,631	—	76,588
Asset impairment charges	3,287	—	—	3,287
Amortization of intangibles, deferred financing costs and bond premium	9,638	3,372	—	13,010
Equity in earnings of subsidiary	(1,692)	—	1,692	—
Provision for doubtful accounts	(12)	81	—	69
Provision for inventory obsolescence	428	65	—	493
Non-cash share-based compensation expense	2,435	—	—	2,435
Gain on sales and disposals of equipment	(4,440)	(147)	—	(4,587)
Deferred income taxes	1,676	(1,442)	—	234
Changes in operating assets and liabilities:
Accounts receivable	(2,112)	(556)	—	(2,668)
Due from affiliates	(444)	—	444	—
Inventories	(692)	(316)	—	(1,008)
Other operating assets	892	163	—	1,055
Accounts payable	642	1,655	—	2,297
Other operating liabilities	9,587	(292)	—	9,295

Net cash provided by operating activities	59,934	11,906	444	72,284

Cash flows from investing activities:
Medical equipment purchases	(51,166)	(6,614)	—	(57,780)
Property and office equipment purchases	(4,753)	35	—	(4,718)
Proceeds from disposition of property and equipment	12,267	225	—	12,492
Acquisition	—	(2,600)	—	(2,600)

Net cash used in investing activities	(43,652)	(8,954)	—	(52,606)

Cash flows from financing activities:
Proceeds under senior secured credit facility	127,952	—	—	127,952
Payments under senior secured credit facility	(138,952)	—	—	(138,952)
Payments of principal under capital lease obligations	(6,211)	(1,132)	—	(7,343)
Payments of deferred financing costs	(1,382)	—	—	(1,382)
Distributions to noncontrolling interests	—	(460)	—	(460)
Contributions from new members to limited liability company	—	70	—	70
Dividend and equity distribution payments	(38)	—	—	(38)
Purchases of noncontrolling interests	—	(25)	—	(25)
Due to affiliates	—	444	(444)	—
Change in book overdrafts	2,349	(1,849)	—	500

Net cash used in financing activities	(16,282)	(2,952)	(444)	(19,678)

Net change in cash and cash equivalents	—	—	—	—
Cash and cash equivalents at the beginning of period	—	—	—	—

Cash and cash equivalents at the end of period	$—	$—	$—	$—

Universal Hospital Services, Inc.

Notes to Consolidated Financial Statements (Continued)

As of December 31, 2017 and 2016 and
For the years ended December 31, 2017, 2016 and 2015

17. Securityholders Agreement

        IPC and certain members of our management that acquired securities of Parent in 2007, at that time, entered into a securityholders agreement that governs certain relationships among, and contain certain rights and obligations of, such shareholders. The securityholders agreement, among other things:

  •
  limits the ability of the shareholders to transfer their securities in Parent, except in certain permitted transfers as defined therein;

  •
  provides for certain co-sale rights; and

  •
  provides for certain rights of first refusal with respect to transfers by shareholders other than to certain permitted transferees.

18. Restructuring

        We incurred restructuring expense of $0, $0 and $2.3 million during 2017, 2016 and 2015, respectively, the majority of which related to severances and other related expenses. The restructuring expense impact was recorded under the Restructuring expense in the Consolidated Statements of Operations. As of December 31, 2016, we had $0.1 million of restructuring liability. For the year ended December 31, 2017, $0.1 million in restructuring charges was paid. No additional provision was recorded in 2017 for new severance arrangements. As of December 31, 2015, we had $2.4 million of restructuring liability. For the year ended December 31, 2016, we incurred no restructuring expense and $2.3 million in restructuring charges was paid and the remaining $0.1 million was a liability as of December 31, 2016 and was included in the Other accrued expenses in the Consolidated Balance Sheets.

19. Concentration

        One customer, Memorial Hermann Health System, accounted for approximately 15%, 16% and 15% of total revenue in 2017, 2016 and 2015, respectively. The revenue is generated across all three of our reportable segments.

20. Subsequent Events

        On March 7, 2018, the Company entered into a confidential settlement agreement resolving all disputes and legal claims of the parties associated with the suit filed by the Company on January 13, 2015 against the Defendants. In consideration for this release, terms of the confidential settlement agreement call for the Company to receive legal title to certain medical equipment of the Defendants as specified in the agreement by May 1, 2018. No amounts have been recorded in the Company's financial statements as of or for the year ended December 31, 2017. The Company expects to record the equipment received at fair value upon receipt.

        In connection with preparing the audited consolidated financial statements for the year ended December 31, 2017, we have evaluated subsequent events for potential recognition and disclosure through the date of this filing.

Universal Hospital Services, Inc.
Schedule II—Valuation and Qualifying Accounts
(in thousands)

Description	Balance— Beginning of Year	Charged to Costs and Expense	Deductions from Reserves	Balance— End of Year
Allowance for Doubtful Accounts
Year Ended December 31, 2017	$1,530	$359	$655	$1,234
Year Ended December 31, 2016	1,500	215	185	1,530
Year Ended December 31, 2015	2,035	69	604	1,500
Income Tax Valuation Allowance
Year Ended December 31, 2017	$63,672	$(19,269)	$—	$44,403
Year Ended December 31, 2016	59,715	3,957	—	63,672
Year Ended December 31, 2015	55,037	4,678	—	59,715

QuickLinks

  Exhibit 99.1
UPDATES TO BUSINESS DESCRIPTION
UPDATES TO MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Universal Hospital Services, Inc. Consolidated Statements of Comprehensive Income (Loss) (in thousands)
Universal Hospital Services, Inc. Consolidating Balance Sheets (in thousands, except share and per share information)
Universal Hospital Services, Inc. Consolidating Balance Sheets (in thousands, except share and per share information)
Universal Hospital Services, Inc. Consolidating Statements of Operations (in thousands)
Universal Hospital Services, Inc. Consolidating Statements of Operations (in thousands)
Universal Hospital Services, Inc. Consolidating Statements of Operations (in thousands)
Universal Hospital Services, Inc. Consolidating Statements of Comprehensive Income (Loss) (in thousands)
Universal Hospital Services, Inc. Consolidating Statements of Comprehensive Income (Loss) (in thousands)
Universal Hospital Services, Inc. Consolidating Statements of Comprehensive Income (Loss) (in thousands)
Universal Hospital Services, Inc. Consolidating Statements of Cash Flows (in thousands)
Universal Hospital Services, Inc. Consolidating Statements of Cash Flows (in thousands)
Universal Hospital Services, Inc. Consolidating Statements of Cash Flows (in thousands)